================================================================================

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                 AMENDMENT NO. 2
                                       TO
                                    FORM SB-2

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                     PREMIER DEVELOPMENT & INVESTMENT, INC.
                  ---------------------------------------------
                 (Name Of Small Business Issuer in its Charter)


         NEVADA                        5812                    52-2312117
-----------------------       ----------------------     ---------------------
(State or jurisdiction of   (Primary Standard Industry     (I.R.S. Employer
     incorporation or       Classification Code Number)  Identification Number)
      organization)


                                  504 BEEBE CT.
                              FREDERICK, MD  21703
                                 (512) 619-4714
          ------------------------------------------------------------
          (Address and Telephone Number of Principal Executive offices)

                           CARY GRIDER, PRESIDENT/CEO
                     PREMIER DEVELOPMENT & INVESTMENT, INC.
                                  504 BEEBE CT.
                              FREDERICK, MD  21703
                                 (512) 619-4714
            --------------------------------------------------------
            (Name, Address and Telephone Number of Agent for Service)

                        Copies of all Communications to:

                              ANDREW L. JONES, ESQ.
                              4408 NORMANDY AVENUE
                                DALLAS, TX  75205
                                 (214) 219-3239
                               (813) 909-8500 FAX

Approximate date of commencement of proposed sale to the public: As soon as practical after this registration statement becomes effective and the warrants representing the common stock, class A, being registered in this registration statement are exercised.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act please check the following box. [X]


                          CALCULATION  OF  REGISTRATION  FEE

-------------------------------------------------------------------------------
Title of Each                         Proposed        Proposed
Class of                               Maximum         Maximum       Amount of
Securities to be    Amount to be   Offering Price     Aggregate    Registration
Registered           Registered      Per Share      Offering Price      Fee
-------------------------------------------------------------------------------
Common stock,
class A, $0.001
par value           1,365,000(1)  $       0.06(2)  $     81,900(2)  $     20.48
Warrants to
purchase shares
of common
stock, class A,
0.001 par
value                3,000,000(3)            -0-             -0-            -0-
Common stock,
class A, $0.001
par value,
underlying the
warrants             3,000,000(3)  $      4.00(4)  $ 12,000,000(4)  $  3,000.00
-------------------------------------------------------------------------------
   Total                                                            $ 3,020.48*


* We paid a $3,118.38 filing fee in conjunction with the original filing on Form SB-2 filed with the Securities and Exchange Commission on July 18, 2001.

(1) Represents the registration for resale of shares of our common stock held by the "Selling Security Holders".

(2) As of the date of this filing there is no trading price for our shares of common stock. Therefore, the registration fee has been calculated by using a maximum offering price of $0.06, which was the price per share of our common stock used in our recent acquisition of marketable securities.


(3) Represents warrants to purchase shares of common stock, class A at an exercise price of $4.00 per share. See "Description of Securities".

(4) The maximum offering price per share of common stock, class A has been calculated pursuant to Rule 457(g).


     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


PART  I



Item No.  Required Item                      Location or Caption
      1.  Front of Registration
          Statement and Outside Front    Outside Front Cover Page of
          Cover of outside Prospectus    Prospectus

      2.  Inside Front and Outside       Inside Front and Outside
          Back Cover Pages of            Back Cover Pages of
          Prospectus                     Prospectus

      3.  Summary Information            Prospectus Summary; High
          and Risk Factors               Risk Factors

      4.    Use of Proceeds              Use of Proceeds

      5.  Determination of Offering      Determination of Offering
          Price                          Price

      6.    Dilution                     Dilution

      7.    Selling Security Holders     Selling Security Holders

      8.    Plan of Distribution         Plan of Distribution

      9.    Legal Proceedings            Legal Proceedings

     10.  Directors, Executive
          Officers, Promoters and
          Control Persons                Management

     11.  Security Ownership of
          Certain Beneficial Owners
          and Management                 Principal Stockholders

     12.  Description of Securities      Description of Securities

     13.  Interest of Named Experts
          and Counsel                    Legal Matters; Experts

     14.  Disclosure of Commission
          Position on Securities         Limitation of Liability and
          Indemnification                Indemnification Matters

                                        3

     15.  Organization Within Last
          Five Years                     Certain Transactions

     16.  Description of Business        Business

     17.  Management's Discussion and    Management's Discussion and
          Analysis or Plan of            Analysis and Plan of
          Operation                      Operation

     18.  Description of Property        Business

     19.  Certain Relationships and
          Related Transactions           Certain Transactions

     20.  Market for Common Stock and    Market for Common Stock and
          Related Stockholder Matters    Related Stockholder Matters

     21.  Executive Compensation         Executive Compensation

     22.  Financial Statements           Financial Statements

     23.  Changes in and                 Changes in and
          Disagreements with             Disagreements with
          Accountants on Accounting      Accountants on Accounting
          and Financial Disclosure       and Financial Disclosure

     24.  Indemnification of             Indemnification of
          Directors and Officers         Directors and Officers

     25.  Other Expenses of Issuance     Other Expenses of Issuance
          and Distribution               and Distribution

     26.  Recent Sales of                Recent Sales of
          Unregistered Securities        Unregistered Securities

     27.  Exhibits                       Exhibits

     28.  Undertakings                   Undertakings

                                   PROSPECTUS


                   Subject To Completion Dated October 2, 2001


                     PREMIER DEVELOPMENT & INVESTMENT, INC.

                           [Premier Development Logo]


           4,365,000 shares of common stock, class A, $0.001 par value 3,000,000 warrants to purchase common stock, class A, $0.001 par value



The selling stockholders identified in this prospectus are offering for sale up to 4,365,000 shares of our common stock, class A, $0.001 par value ("common stock"). Of the 4,365,000 shares of our common stock being offered by the selling stockholders, 3,000,000 shares are underlying issued and outstanding warrants. The selling stockholders, including those holding warrants to purchase shares of common stock, are identified under the heading "Selling

Stockholders" later in this prospectus. We will not receive any proceeds from the sales of our common stock, but we will receive $4.00 for each warrant exercised into common stock. The warrants, which expire on December 31, 2003, contain provisions that protect the warrant holder against dilution by adjustment of the exercise price and we may redeem the warrants under certain circumstances. See "Description of Securities" for more information.

     No market for our common stock currently exists. Therefore, the presumed offering price for the shares of our common stock being offered in this prospectus by our selling security holders was calculated at $0.06 a share, which was the price per share of our common stock used in a recent acquisition of marketable securities.

     The selling stockholders may sell, if a market ever develops, our common stock from time to time in transactions on the OTC Bulletin Board, in negotiated transactions, or a combination of such selling methods, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The selling stockholders may sell our common stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of our common stock for whom the broker-dealers may act as agent or to whom they may sell as principal, or both. The selling stockholders may pay brokerage fees or commissions in connection with the sales of our common stock.

Investing in our common stock involves a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. See "High Risk Factors" beginning on page 5 to read about factors you should consider before buying our common stock.

                            ------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            -------------------------


                      Price to Selling     Underwriting     Proceeds to
                        Stockholders       Discount (1)     Company (2)
                      ----------------     ------------     -----------
Per Share (to
exercising warrant
holders)             $            4.00           -0-       $       4.00

Total                $      12,000,000           -0-       $ 12,000,000

(1)  No underwriters are being used to conduct this offering.
(2)  Before deducting offering expenses estimated at $24,219.


                  The date of this prospectus is ______, 2001.

TABLE  OF  CONTENTS

                                             PAGE
                                             ----


Prospectus  Summary.............................3
Summary  Financial  Data........................4
High  Risk  Factors.............................5
Forward  Looking-Statements.....................9
Use  of  Proceeds...............................9
Determination  of  Offering  Price.............10
Dilution.......................................10
Capitalization.................................11
Management's  Discussion  and
  Analysis  of  Financial
  Condition  and  Results  of
  Operations...................................12
Selling  Stockholders..........................16
Plan  of  Distribution.........................18
Business.......................................21
Management.....................................29
Executive  Compensation........................32
Principal  Stockholders........................35
Certain  Transactions..........................37
Dividend  Policy...............................37
Shares  Eligible  For  Future  Sale............38
Description  of  Securities....................39
Legal  Matters.................................41
Experts........................................41
Additional  Information........................43
Index  to  Financial  Statements..............F-1


                               PROSPECTUS SUMMARY


     The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and financial statements and accompanying notes appearing elsewhere in this prospectus.


                                   The Company

     We are a holding company involved in the development and operation of theme-based restaurant and bar properties. We were incorporated in the state of Nevada on March 29, 2001, and are currently a development stage company.

     We intend to develop - either internally or through joint ventures and other similar partnership agreements - theme-based restaurant and bar concepts that may be expanded into full-fledged chains or franchise opportunities. By co-developing restaurant and bar properties in this manner we will be able to:


     - reduce our financial risk by sharing in the development and marketing costs typically associated with opening new restaurants and bars;

     - generate secondary or alternative revenue streams by providing professional restaurant and bar management consulting services through the collective expertise of our diverse management team; and

     - better diversify our restaurant and bar portfolio to minimize our risk exposure to any single operation or concept.

     On July 30, 2001, we entered into a joint venture agreement with Tiki Hut Enterprises, Ltd., a private developer of restaurants and bars, for the formation of Coconut Grove Group, Ltd. The joint venture is 20% owned by us and 80% owned by Tiki Hut Enterprises, Ltd. The purpose of the joint venture is to develop, design, finance and fund, construct and operate a chain of theme-based casual dining restaurants and bars under the trade name Coconut Grove Grille and Blue Water Bar in and around major tourist destinations throughout the Caribbean Sea and major U.S. cities. We will be the joint venture's Managing Partner.
See "Business".


                                  THE OFFERING

Common stock issued and outstanding prior to        4,100,000 shares
the offering

Common stock offered by selling stockholders        4,365,000 shares, including
                                                    3,000,000 shares of common
                                                    stock issuable upon the
                                                    exercise of outstanding
                                                    warrants

Common stock to be issued and outstanding after     7,100,000 shares
the offering, assuming all outstanding warrants
exercised

Use of Proceeds                                     If all of the outstanding
                                                    warrants are exercised, we
                                                    will receive gross proceeds
                                                    of $12,000,000.  We intend
                                                    to use the net proceeds, if
                                                    any, primarily for working
                                                    capital and general
                                                    corporate purposes


                             SUMMARY FINANCIAL DATA

                                      From March 29, 2001
                                  (inception) to June 30, 2001
Statement of Operations                    (audited)
-----------------------           ----------------------------
Net sales                               $              -0-
Net (loss)                                        (10,980)
Earnings (loss) per share                             NIL

Balance Sheet
-------------
Total assets                            $          17,625
Total liabilities                                      15
Shareholders'  equity                   $          17,610

                                HIGH RISK FACTORS

     The securities we are offering through this prospectus are highly speculative by nature and involve an extremely high degree of risk and should be purchased only by persons who can afford to lose their entire investment. We also caution prospective investors that the following factors, among others, could cause our actual future operating results to differ materially from those expressed in any forward-looking statements, oral or written, made by or on behalf of us.


We are a development stage company with no operating history for you to evaluate our business.

     Our business was incorporated in the State of Nevada on March 29, 2001, and as a result is only in the very early stages of development. Because we have no operating history, it is difficult to evaluate our business and future prospects. An investor should also consider the uncertainties and difficulties frequently encountered by companies, such as ours, in their early stages of development. Our revenue and income potential is unproven and our business model is still emerging. If our business model does not prove to be profitable, investors may lose all of their investment.


We have incurred operating losses since the inception of our business, and anticipate continued losses for the foreseeable future.

     As of June 30, 2001, we had no revenues and an accumulated deficit of ($10,980). We have not achieved profitability and expect to continue to incur net losses in fiscal 2001 and subsequent fiscal periods. We expect to incur significant operating expenses and, as a result, will need to generate significant revenues to achieve profitability, which may not occur. Even if we do achieve profitability, we may be unable to sustain or increase profitability on an ongoing basis.


It is unlikely we will raise any new funds from this offering.

     We will not receive any proceeds from the resale of our common stock being sold in this offering. We will receive new funding from this offering if and only if warrant holders choose to exercise their warrants into shares of our common stock. Because of the high exercise price of the warrants, $4.00 per warrant, compared to the anticipated sales price of our common stock, $0.06 per share, it is unlikely that our warrant holders will choose to exercise their warrant holdings into shares of our common stock.


We are dependent upon our management team to fund our ongoing operations, and cannot be certain that future financing will be available to us on acceptable terms when we need it.


     We currently do not have enough working capital to satisfy our capital needs. We are currently dependent upon our management team to fund our ongoing operations. Additionally, we can give no assurances that any of our outstanding warrants will ever be exercised or that management will continue to fund our ongoing operations. This, along with the possibility of other factors and circumstances we cannot predict, may require us to seek outside financing faster than anticipated. We can give no assurances that such financing would be on acceptable terms, if available at all.

We depend on Cary Grider, our President and Chief Executive Officer. The loss of his services, or future key personnel, could harm our business.


     Our business is dependent on Cary Grider, our President and Chief Executive Officer. We do not have employment agreements with Mr. Grider. Should we lose Mr. Grider's services we could have great difficulty replacing him with another qualified officer, which could result in us failing to properly execute our business plan and, ultimately, failing to generate sufficient revenues to achieve profitability. Also, we do not have "key-man" life insurance on Mr. Grider at the present time.


Our President and Chief Executive Officer has divided responsibilities.

     Our President and Chief Executive Officer, Cary Grider, is also the General Manager at Lucy's Retired Surfer Bar on Sixth Street in Austin, Texas. Although Mr. Grider is active in our management, he does not devote his full time and resources to our business. Because Mr. Grider has these divided responsibilities he may not be able to devote enough time to properly execute our business plan which could result in missed business opportunities and worse-than-expected operating results.


Our industry is historically seasonal.

     Our industry is historically seasonal, with sales volumes generally higher during the spring and summer months and lower in the fall and winter months. Severe weather, storms and similar conditions may impact sales volumes and cause our business to fail to reach profitability, or if profitability is ever reached, fail to maintain such profitability.


Our industry is subject to many various government regulations.

     Our business is subject to various international, federal, state and local laws affecting our operations. Each unit we open must comply with various licensing requirements and regulations by a number of governmental authorities, which typically include health, safety and fire authorities in the municipality where our facility is located. The development and operation of successful facilities depends upon selecting and acquiring suitable building sites, which are subject to zoning, land use, environmental, traffic and other regulations.


     Additionally, because we anticipate a significant portion of our revenues to be generated from the sale of alcoholic beverages, we must comply with any and all regulations governing their sale. Typically this requires the proper licensing at each site (in most cases, on an annual basis). Such licenses may be revoked or suspended for cause at any time. These regulations often relate to many aspects of the restaurant and bar's operation, including the minimum age of patrons and employees, hours of operation, advertising, wholesale purchasing, inventory control and handling, storage and dispensing of alcoholic beverages. The failure of a location to obtain or retain such a license would adversely affect its operations, and subsequently may impact our business's overall sales volumes.

The number of shares eligible for future sale could depress the market for our common stock, should one ever develop.

     The timing and amount of sales of shares covered by this registration statement could have a depressive effect on the market price of our common stock, should a market ever develop. Furthermore, in the event a market does develop for our common shares, the possibility that a substantial number of other shares of our common stock may become tradable in the public market may also adversely affect prevailing market prices for our common stock and could impair our ability to raise capital through the sale of equity securities.
Apart from the shares covered by this registration statement, the following issued and outstanding shares of our common stock will be eligible for sale in the public market, should such a market ever develop, pursuant to Rule 144 under the Securities Act at the following times, subject to certain volume and other restrictions under Rule 144 and to "lock-up" agreements with certain management personnel:

     - -0- shares are presently free-trading;

     - 250,000 shares become eligible for resale on March 29, 2002;

     - 1,000,000 shares become eligible for resale on July 30, 2002; and

     - 1,485,000 shares become eligible for resale on March 29, 2003 (unlessthe current members of our Board of Directors, who currently own these restricted shares, decide to step down, then some or all of these shares could become eligible for resale as early as March 29, 2002).

     We cannot predict the effect, if any, that sales of these shares or the availability of these shares for sale will have on the market prices then prevailing, if a market ever develops for our common stock.



We have anti-takeover provisions which may make it difficult to replace or remove our current management.

     Our Articles of Incorporation authorizes the issuance of up to 10,000,000 shares of common stock, class B, and/or up to 20,000,000 shares of preferred stock with such rights and preferences as may be determined from time to time by our Board of Directors. Our Board of Directors may, without requiring shareholder approval, issued common stock, class B, and/or preferred stock with dividends, liquidation, conversion, voting or other rights which could supercede and/or adversely affect the voting power and/or other rights of the holders of our common stock, class A. The ability of our Board of Directors to issued common stock, class B, and/or preferred stock may prevent any shareholder attempt to replace or remove current management.


We may experience difficulties in attempting to enforce liabilities against foreign entities and non-U.S. resident persons.

     We are incorporated in the State of Nevada, but are involved in business activities outside of the United States. Some of the businesses we have partnered with, namely Tiki Hut Enterprises, Ltd., and may engage in future business with are foreign entities and their owners foreign persons. As a result, most, if not all, of their assets are located outside of the United States. In the event we needed to enforce a liability against any such entity or person, it may be difficult or impossible to serve process within the United States or to enforce any judgement(s) for civil liabilities in U.S. courts. In addition, you should not assume that courts in the countries in which any of these businesses may be incorporated, persons reside or where their assets are located (i) would enforce any judgement(s) of U.S. courts obtained in actions against them based upon civil liability provisions of applicable U.S. laws or
(ii) would enforce, in original actions, liabilities against them based upon these laws.


Our independent auditor's opinion contains a "going concern" qualification.

     The auditor's opinion to our financial statements indicates that it was prepared on the assumption that we continue as a going concern. See "Independent Auditors' Report" on page F-2. The auditor notes that we remain a development stage company and that we are dependent upon our realization of a major portion of our assets (marketable securities) and our ability to meet future financing requirements which are paramount to the success of our future operations. We believe we are taking the steps necessary towards implementing our business plan and are working towards generating sufficient financing and revenues that will lead to the elimination of such qualification from our audited statements. However, there can be no assurance that we will ever achieve profitability or that a stream of revenue can be generated or sustained in the future.


Our common stock is subject to the penny stock rules.

     Because there is no current market established for our common stock, we are subject to the penny stock rules. The SEC has adopted a set of rules called the penny stock rules that regulate broker-dealer securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information regarding transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer to deliver to the customer a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with other information. The penny stock rules require that prior to a transaction in a penny stock, the broker-dealer must determine in writing that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may reduce the level of trading activity in the secondary market for a stock that is subject to the penny stock rules. If a market ever does develop for our common stock, and it should remain subject to the penny stock rules, investors in our common stock may find it more difficult to sell their common stock.


Forward-looking statements.

     This prospectus and registration statement contains certain forward-looking statements based on our current expectations, assumptions, estimates and projections about our business and our industry. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including the risk factors set forth in this prospectus. You should not place undue reliance on the forward-looking statements in this prospectus and registration statement, which speak only as to the date the statement is made. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business, financial condition or operating results. In such case, the trading price of our common stock, if a market should ever develop, could decline and you may lose part or all of your investment. The cautionary statements made in this prospectus and registration statement should be read as being applicable to all forward-looking statements wherever they appear in this prospectus and registration statement.


                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares of common stock or warrants by the selling security holders. If all of the warrants included in this registration statement are exercised, we will we will receive estimated gross proceeds of $12,000,000. We intend to use the proceeds, if any, primarily for working capital and general corporate purposes. We offer no assurance that any of the warrants will be exercised.


                         DETERMINATION OF OFFERING PRICE

     There is no public market for our common stock. Therefore, the offering price for the shares of our common stock being registered in this registration statement on behalf of our selling security holders was calculated at $0.06 a share, which was the price per share of our common stock used in our recent acquisition of marketable securities (50,000 shares of Inform Worldwide Holdings, Inc., traded on the OTC Bulletin Board under the symbol IWWH).

     The exercise price of $4.00 for our outstanding warrants for which their underlying common stock is being registered in this registration statement was arbitrarily decided by our Board of Directors. Their decision bears no price relationship to assets, book value, earnings or other criteria of value.


                                    DILUTION

     As of October 2, 2001, we had 4,100,000 shares of common stock issued and outstanding and a net tangible book value per share of approximately $0.02. Our common stock had a net tangible book value per share of approximately $0.01 as of June 30, 2001 (audited), based on 3,100,000 shares then issued and outstanding. Net tangible book value is the aggregate amount of our tangible assets less our total liabilities. Net tangible book value per share represents our total tangible assets less our total liabilities, divided by the number of shares of common stock issued and outstanding.

     After giving effect to the sale of the 3,000,000 shares of common stock being registered in this registration statement currently underlying issued and outstanding warrants, we would have a total of 7,100,000 shares of common stock issued and outstanding and a net tangible book value per share of $1.70 per share to existing shareholders and an immediate dilution of $2.30, or 57.5%, of the exercise price per share to existing warrant holders. Dilution is determined by subtracting net tangible book value per share after the warrants are exercised from the amount paid by warrant holders for the shares of common stock. The following table illustrates the per share dilution:

Offering price per share (warrant exercise price)                       $4.00

     Net tangible book value per share prior
       to any warrants being exercised                            $0.02

     Increase attributable to new investors                       $1.68
                                                               ---------
     New tangible book value per share after all warrants
       are exercised                                                    $1.70
                                                                     ---------
     Dilution per share to exercising warrant holders                   $2.30
                                                                     =========


     The following table is a comparison of the number of shares purchased, the percentage of shares purchased, the total consideration paid, the percentage of total consideration paid, and the average price per share paid by existing stockholders and by new investors exercising their warrants into common stock.

                      Shares Purchased (1)   Total Consideration (2)   Average
                      --------------------   -----------------------    Share
                      Number       Percent   Dollars         Percent    Price
                      ------       -------   -------         -------   -------
Existing
Stockholders (3)      4,100,000    57.8%     $ 86,190        0.7%      $ 0.02

New Investors
Exercising
Warrants (4)          3,000,000    42.2%     $12,000,000   99.3%      $ 4.00
--------------        ---------    ------    -----------   ------      ------
                      7,100,000    100.0%    $12,086,190   100.0%     $ 1.70
                      =========    ======    ===========   ======      =====

(1) Assuming all outstanding stock options and other derivative securities are exercised there would be a total of 8,470,000 shares of common stock issued and outstanding, which would result in Existing Stockholders purchasing 48.4%, New Investors purchasing 35.4%, and stock option holders purchasing 16.2%.

(2) Assuming all outstanding stock options and other derivative securities are exercised we would have received total consideration of $12,388,690, which would result in Existing Stockholders contributing 0.7%, New Investors contributing 96.9%, and stock option holders contributing 2.4%.

(3) Of the $86,190 total consideration paid by existing shareholders, $2,750 was consideration for services; $23,440 was from the purchase of 50,000 shares of Inform Worldwide Holdings, Inc., a company publicly traded on the OTC Bulletin Board under the symbol IWWH; and $60,000 was consideration for The issuance of 1,000,000 shares of common stock for entering into a joint Venture partnership on July 30, 2001.

(4) Assumes all 3,000,000 outstanding warrants are exercised.

                                 CAPITALIZATION

     The following table sets forth as of June 30, 2001 (i) our actual capitalization and (ii) our anticipated capitalization after the exercise of our issued and outstanding warrants into common stock (and assuming all of the outstanding stock options and other derivative securities are exercised):

                                               Amount Outstanding
                                               ------------------
Short-term debt                                $               -0-

Long-term debt                                                 -0-

Stockholders' equity (1)
  Common stock, class A,
    $0.001 par value;
    25,000,000 shares authorized;
    3,100,000 and 7,100,000 issued and
      outstanding, respectively                              3,100
  Common stock, class B,
    $0.001 par value;
    10,000,000 shares authorized;
    no shares issued and outstanding                           -0-
  Preferred stock
    $0.001 par value;
    20,000,000 shares authorized;
    no shares issued and outstanding                           -0-
  Additional paid in capital                                25,490
 (Accumulated deficit)                                     (10,980)
------------------------------------                     ----------
Total stockholders' equity                                 $17,610

(1) For detailed information regarding the terms and conditions of our common stock, preferred stock, warrants and options see "Description of Securities" and "Shares Eligible for Future Sale."


           MANAGEMENT'S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION

     You should read the following discussion and analysis of our financial condition and results of operations together with "Selected Financial Data" and our financial statements and related notes appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. The actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those presented under "High Risk Factors" and elsewhere in this prospectus.

Overview

     We are a developer and operator of theme-based restaurants and bars. Since our inception on March 29, 2001, we have operated as a development stage company.

Results of Operations

     For the ease of reference, we refer to the period of March 29, 2001 (inception) through June 30, 2001 as the six-months ending June 30, 2001. Our current fiscal year, also referenced as fiscal 2001, ends on December 31, 2001. Subsequently, our next fiscal year, also referenced as fiscal 2002, ends on December 31, 2002.

Six-Months Ending June 30, 2001

     Revenues

     We did not generate any revenue during the six-months ending June 30, 2001. Furthermore, we do not anticipate generating any material revenue until fiscal 2002.

     Expenses

     Operating Expenses. Our operating expenses consist primarily of personnel expenses, consulting fees and director fees, and totaled $4,040 for the six-months ending June 30, 2001. Of these operating expenses, $1,640 were paid for through the issuance of our common stock and $2,400 were donated by our executive officers.

     Other Expenses. We experienced a decline in the value of our holdings of marketable securities which consist of 50,000 shares of Inform Worldwide Holdings, Inc. (OTC: IWWH). The shares of Inform Worldwide were quoted at $0.33 a share on June 30, 2001, which represented a ($6,940), or (28.5%), decline from our acquisition price of $23,090, or $0.46 per share of IWWH acquired, on March 31, 2001. This decline in Inform Worldwide share value was recorded as an unrealized loss on our statement of operations.

     Net Loss

     We experienced a net loss of ($10,980), or NIL per share, for the six-months ending June 30, 2001. This loss was attributed primarily through our initial operating expenses and unrealized loss on marketable securities.

Liquidity and Capital Resources

     Since our inception on March 29, 2001, we have financed our operating activities through private offerings of our equity securities and the personal contributions of our executive officers. Net cash used in operating activities for the six-months ending June 30, 2001 was NIL.

     As of June 30, 2001, we had no cash or cash equivalents and marketable securities consisting of 50,000 shares of Inform Worldwide Holdings, Inc. (OTC:
IWWH) valued at $16,500. We also had $1,125 in prepaid consulting and director fees.

     As of June 30, 2001, our current liabilities consisted of $15 payable to a consultant for reimbursable out-of-pocket expenses. We had no further financial obligations or commitments outstanding. Furthermore, we do not anticipate taking on any material financial obligations or commitments for the remainder of fiscal 2001. We also expect to experience continued net losses for the remainder of fiscal 2001, and possibly into the early part of fiscal 2002.

     As of June 30, 2001, we had no cash or cash equivalents and marketable securities valued at $16,500. We anticipate selling a significant portion, if not all, of our marketable securities during fiscal 2002. The amount of the net proceeds we will receive from the sales of our marketable securities cannot be predicted at this time.

Plan of Operation

General

     We are a development stage company in the process of commencing operations. Our plan of operation is to invest in and develop a series of theme-based restaurant and bar properties that can evolve into stand alone chains or franchise opportunities. Because we have limited investment capital and restricted access to capital markets, our strategy for initial operations is to develop new restaurant and bar concepts through joint ventures, equity investments or partnership agreements.

     By limiting the scope of our initial operations to joint ventures, equity investments and partnership agreements, we will be able to:

     - reduce our financial risk by sharing in the development and marketing costs typically associated with opening new restaurants and bars;

     - generate secondary or alternative revenue streams by providing professional restaurant and bar management consulting services through the collective expertise of our diverse management team; and

     - better diversify our restaurant and bar portfolio to minimize our risk exposure to any single operation or concept.

Joint Venture Developments

     On July 30, 2001, we entered into a joint venture agreement for the formation of Coconut Grove Group, Ltd., a joint venture that is 20% owned by us and 80% owned by Tiki Hut Enterprises, Ltd. The joint venture is initially being capitalized with a US$3 million cash investment from Tiki Hut Enterprises, Ltd. and an investment from us of 1,000,000 restricted shares of our common stock. None of the joint venture partners are under any obligations to make any additional capital contributions.

     We are the Managing Partner of this joint venture and, as such, are to receive a management fee in addition to our share in the joint venture's net profits. Our separate management fee is to be two-percent (2%) of the joint venture's net profits, or US$5,000 per fiscal quarter, whichever is greater.
Our management fee is not to aggregate less than US$20,000 per fiscal year. Our out-of-pocket expenses associated with being the Managing Partner are to be reimbursed by the joint venture. Because we do not anticipate the joint venture to begin generating material revenues and net profits until the Fall of fiscal 2002, we anticipate generating management fees of $3,333 and $5,000 for the third and fourth quarters of fiscal 2001, respectively, and $5,000 per quarter thereafter until the joint venture achieves material revenues and net profits.

Employees

     We presently do not have any plans to add any additional employees to our staff. We may expand our Board of Directors and/or Advisory Board. However, none of the members of our Board of Directors or Advisory Board receives a cash salary or cash benefits, nor do we have any plans to begin paying cash salaries or cash benefits to our Board of Directors or Advisory Board members.

     We believe that the current efforts from our existing executive officers, supported by our Board of Directors, outside consultants and Advisory Board members, will prove satisfactory in enabling us to achieve our initial plans of operation and administering our current obligations as the Managing Partner of our Coconut Grove Group, Ltd. joint venture project.

Property and Equipment

     We do not foresee the need to purchase or lease any new or additional facilities, property or equipment for the remainder of fiscal 2001. We anticipate that any new property or equipment requirements will be commensurate with new business developments and subsequent funding and will therefore have a minimal, if any, impact on our then existing cash flows or working capital levels.

Factors That May Affect Future Results

     We believe that the proceeds from the future sale of our marketable securities, the anticipated revenues generated from our ownership and management fees associated with the Coconut Grove Group, Ltd. joint venture, continued contributions from our executive officers and members of our Board of Directors and Advisory Board, and any net proceeds received from the anticipated exercise of some of our issued and outstanding warrants should be sufficient to meet our forecasted cash needs for working capital and capital expenditures through at least the end of fiscal 2002.

     However, if (i) we do not generate enough revenues from our initial operations (ii) or the future sales of our marketable securities fail to generate sufficient net proceeds (iii) or an insufficient number of our warrants are exercised, singularly or altogether, it may prevent us from further executing our business plan and cause us to seek additional sources of funding. While we are in discussions with accredited lenders and investors, we have not yet secured any secondary sources of funding. Furthermore, we may seek to sell additional equity, debt or convertible debt securities. However, our ability to raise capital by selling securities, and hence our liquidity, could be materially adversely affected by the recent decline in the equities market and the limited availability of venture capital financing sources. We cannot assure you that financing will be available to us in amounts or on terms acceptable to us in the future.


SELLING SECURITY HOLDERS

     The following table presents certain information regarding the beneficial ownership of our shares of common stock and warrants by the selling security holders as of October 2, 2001, and the number of shares of common stock and warrants covered by this prospectus. None of the selling security holders has, or within the past three years has had, any position, office or other material relationship with us, except as noted below.

                                                     Number of
                            Number of                Warrants
                             Shares                 Owned Prior  Beneficial
                           Beneficially  Number of    to the     Ownership
                           Owned Prior    Shares     Offering    of Shares
         Name of             to the        Being     and Being     After   Percent
Selling Security Holder   Offering (1)    Offered    Offered     Offering    (2)
-----------------------   ------------   ---------  ----------  ---------  -------
Cary Grider (3)(4)         1,072,580      322,580     322,580    750,000    18.3%
Eric Boyer (3)(5)          1,067,580      322,580     322,580    745,000    18.2%
Victoria Carlton (3)(6)    1,062,580      322,580     322,580    740,000    18.0%
Lula F. Platt (8)             10,000       10,000        -0-        -0-       *
                                       17

William Owen (9)               2,500        2,500        -0-        -0-       *
Sally Owen (9)                 2,500        2,500        -0-        -0-       *
Stag Financial Group,
  Inc. (7)(10)             1,161,290      661,290     661,290    500,000    12.2%
Sunrise Acquisitions
  Corporation (11)           156,290      156,290      61,290       -0-       *
Equity Development
  Services, Ltd. (12)        148,065      148,065      58,065       -0-       *
Restaurant Training
  Corporation (13)           148,065      148,065      58,065       -0-       *
Olympus Imports &
  Exports, Ltd. (14)         639,028      639,028     431,128       -0-       *
GB&W Capital
  Management, Ltd.(15)       148,065      148,065      58,065       -0-       *
NPM Enterprises,
  Ltd.(16)                   148,065      148,065      58,065       -0-       *
M&A Consulting
  Company (17)               148,065      148,065      58,065       -0-       *
Deep Blue Associates,
  Ltd. (18)                  156,290      156,290      61,290       -0-       *
Bachman Graphics
  Studios Corp. (19)         148,065      148,065      58,065       -0-       *
Tin Hong Trading
  Company, Ltd. (20)         436,777      436,777     294,677       -0-       *
Pinnacle Promotions
  Corporation (21)           148,065      148,065      58,065       -0-       *
S&S Publishing
  Limited (22)               148,065      148,065      58,065       -0-       *
Ebbers Realty
  Company (23)               148,065      148,065      58,065       -0-       *
----------------------     ---------     ---------  ---------   ---------  -----
                           7,100,000    4,365,000   3,000,000   2,735,000

(*) Less than 1%.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or Investment power with respect to the securities, and includes any shares of common stock which a person has the right to acquire within 60 days of October 2, 2001.

(2) Based on 4,100,000 total issued and outstanding shares as of October 2, 2001.

(3) All of the shares currently owned, including those represented through vested stock options, warrants and other instruments allowing for the acquisition of shares of common stock, are subject to a "lock-up" agreement and cannot be sold for a minimum of 180 days after our common stock begins trading on the OTC Bulletin Board or on any other recognized secondary market on which our common stock or warrants may be quoted.

(4) Mr. Grider is our President, Chief Executive Officer and Chairman of the Board. The number of shares he currently beneficially owns includes
    (a) 500,000 restricted shares of our common stock, (b) 250,000 shares of our common stock issuable upon the exercise of vested stock options, and
    (c) 322,580 shares of our common stock issuable upon exercise of warrants.

(5) Mr. Boyer is a standing member of our Board of Directors. The number of shares he currently beneficially owns includes (a) 495,000 restricted shares of our common stock, (b) 250,000 shares of our common stock issuable upon the exercise of vested stock options, and (c) 322,580 shares of our common stock issuable upon exercise of warrants.

(6) Ms. Carlton is our Treasurer and Secretary. The number of shares she currently beneficially owns includes (a) 490,000 restricted shares of our common stock, (b) 250,000 shares of our common stock issuable upon the exercise of vested stock options, and (c) 322,580 shares of our common stock issuable upon exercise of warrants.

(7) The number of shares currently owned includes 250,000 shares issuable upon the exercise of vested stock options. The options were issued as compensation for consulting services rendered.

(8) Victoria Carlton gifted Mrs. Lula F. Platt, a relative, 10,000 common shares from her personal holdings.

(9) Eric Boyer gifted each William and Sally Owen, both relatives, 2,500 common shares from his personal holdings.

(10) J. Scott Sitra is the majority owner of Stag Financial Group, Inc.

(11) Nelson Doherty is the majority owner of Sunrise Acquisition
     Corporation.

(12) Robert Kline is the majority owner of Equity Development Services, Ltd.

(13) Tim Johnson is the majority owner of Restaurant Training Corporation.

(14) Mark Adams is the majority owner of Olympus Imports & Exports, Ltd.

(15) Brad Grant and Sean Wilson each own 50% of GB&W Capital
     Management, Ltd.

(16) Nancy Myers is the majority owner of NPM Enterprises, Inc.

(17) Patrick Robinson is the majority owner of M&A Consulting Company.

(18) Paul G. Allen is the majority owner of Deep Blue Associates, Ltd.

(19) Chris Reeves is the majority owner of Bachman Graphics Studios
     Corporation.

(20) Thomas T. Wu is the majority owner of Tin Hong Trading Company, Ltd.

(21) Lou Clancy is the majority owner of Pinnacle Promotions Corporation.

(22) Deborah Sanders and Mike Sanders each own 50% of S&S
     Publishing Limited.

(23) Don Ebbers is the majority owner of Ebbers Realty Company.


                          PLAN OF DISTRIBUTION

     No market for our common stock currently exists, but we intend to apply sometime in the future for a listing on the OTC Bulletin Board. Therefore, the presumed offering price for the shares of our common stock being offered in this prospectus by our selling security holders was calculated at $0.06 a share, which was the price per share of our common stock used in a recent acquisition of marketable securities.

     The selling security holders have advised us that they may offer the shares of common stock and warrants registered under this prospectus to purchasers from time to time:

     - in transactions on the OTC Bulletin Board or in any other recognized secondary market on which our common stock or warrants may be quoted (if such a market ever develops), in negotiated transactions, or by a combination of these methods;

     - at fixed prices that may be changed;

     - at market prices prevailing at the time of the resale;

     - at prices related to such market prices; or

     - at negotiated prices.

     At the date of this prospectus, the selling security holders have not entered into any underwriting arrangements. The selling security holders may sell the shares and warrants registered under this prospectus to or through:

     - ordinary brokers' transactions;

     - transactions involving cross or block trades;

     - purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus;

     - "at the market" to or through market makers or into an existing market for our common stock or warrants;

     - in other ways not involving market makers or established trading markets, including direct sales to purchasers;

     - through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise);

     - privately negotiated transactions;

     - to cover short sales; or

     - any combination of the foregoing.

     From time to time, one or more of the selling security holders may pledge, hypothecate or grant a security interest in some or all of the shares of common stock registered under this prospectus owned by them, and the pledgees, secured parties or persons to whom such shares have been hypothecated shall, upon foreclosure in the event of default, be deemed to be the selling security holders under this prospectus. The number of shares of common stock registered under this prospectus and beneficially owned by those selling security holders who so transfer, pledge, donate or assign those shares will decrease as and when they take such actions. The plan of distribution for shares sold under this prospectus will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling security holders under this prospectus. In addition, a selling security holder may, from time to time, sell short shares of common stock. In such instances, this prospectus may be delivered in connection with such short sales and the shares of common stock offered by and through this prospectus may be used to cover such short sales.

     A selling security holder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with that selling security holder, including, without limitation, in connection with distributions of the common stock by the broker-dealers. A selling security holder also may enter into option or other transactions with broker-dealers that involve the delivery of the shares of common stock registered under this prospectus to the broker-dealers, who then may resell or otherwise transfer these shares. A selling security holder also may loan or pledge the shares of common stock registered under this prospectus to a broker-dealer and the broker-dealer may sell the shares so loaned or upon a default may sell or otherwise transfer the pledged shares.

     Selling security holders may also resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act rather than pursuant to this prospectus.

     Brokers, dealers, underwriters or agents participating in the distribution of the shares of common stock or warrants registered under this prospectus as agents may receive compensation in the form of commissions, discounts or concessions from the selling security holders or purchasers of the common stock or warrants for whom the broker-dealers may act as agent, or to whom they may sell as principal, or both. The compensation a particular broker-dealer may receive may be less than or more than the customary commissions.

     The selling security holders and any broker-dealers who act in connection with the sale of the shares of common stock or warrants under this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act, as amended. In such event, any commissions they receive and proceeds of any sale of the shares of common stock or warrants may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any of the selling security holders can presently estimate the amount of this compensation. We know of no existing arrangements between any of the selling security holders and any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of common stock or warrants registered under this prospectus.

     We will pay substantially all of the estimated $24,219 in expenses relating to the registration, offer and sale of the shares of common stock or warrants registered under this prospectus to the public other than commissions or discounts of underwriters, broker-dealers or agents. We also have agreed to indemnify the selling security holders and certain related persons against any losses, claims, damages or liabilities under the Securities Act that arise out of, or are based upon, any untrue or alleged untrue statement of a material fact or the omission or alleged omission in stating a material fact under this registration statement or prospectus. To the extent that indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that, in the opinion of the Securities and Exchange Commission, this indemnification is against the public policy as expressed in the Securities Act and is therefore unenforceable.

     The selling security holders will be subject to prospectus delivery requirements under the Securities Act of 1933. In the event of a "distribution" of shares by a selling security holder, the selling security holder, any selling broker or dealer and any "affiliated purchasers" may be subject to Regulation M under the Securities Exchange Act of 1934, which would generally prohibit these persons from bidding for or purchasing any security that is the subject of the distribution until his or her participation in that distribution is completed. In addition, Regulation M generally prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of common stock in connection with this offering.

     The following selling security holders have entered into a "lock-up" agreement and have expressly agreed that they will not sell or otherwise dispose of any of our securities, including, without limitation, common stock, warrants and options, that they may beneficially own until at least 180 days after the first day our common stock trades on the OTC Bulletin Board or on any other recognized secondary market on which our common stock or warrants may be quoted:

-     Cary Grider
-     Eric Boyer
-     Victoria Carlton


                                    BUSINESS

Overview

     We are a holding company involved in the development and operation of theme-based restaurant and bar properties. We were incorporated in the state of Nevada on March 29, 2001, and are currently a development stage company.

Our Business Strategy

     Our objective is to develop -- either internally or through joint ventures and other similar partnership agreements -- theme-based restaurant and bar concepts that may be expanded into full-fledged chains or franchise opportunities. By co-developing restaurant and bar properties in this manner we will be able to:

     - reduce our financial risk by sharing in the development and marketing costs typically associated with opening new restaurants and bars;

     - generate secondary or alternative revenue streams by providing professional restaurant and bar management consulting services through the collective expertise of our diverse management team; and

     - better diversify our restaurant and bar portfolio to minimize our risk exposure to any single operation or concept.

     To achieve our objectives, we have developed the following focal points and strategies we anticipate implementing in our future ventures:

     Create a Fun, Energetic, Destination Drinking and Dining Experience. We wish to create and promote a fun, irreverent and socially interactive atmosphere. We intend to accomplish this by utilizing unique restaurant and bar layouts, featuring both well-known and up-and-coming live entertainment performers, including local and nationally known acts, and generating a festive atmosphere which should make our restaurants and bars fun and entertaining to our guests. We believe that if we are successful at achieving this goal, that customers will seek out our restaurants and bars for a wide variety of drinking and dining occasions, including weekend evenings, business occasions, social get-togethers with friends and family members, and regular after-work happy hours and weeknight dining.

     Distinctive Theme-Based Concepts. With each restaurant and bar venture we participate in we wish to create a unique theme-based experience for our guests centered around our full bar service, dining offerings and daily entertainment. The theme will be carried throughout our guests' entire visit and will involve all aspects of the experience, including the exterior design of the building, interior layout and decorum, employee greetings and uniforms, specialty drinks and menu items, and souvenirs unique to that particular theme.

     Comfortable Adult Atmosphere. Each restaurant and bar that we open will be primarily adult orientated. While children will be welcomed during daytime hours as long as they are accompanied by a responsible adult at all times during their visit, no one under 21 years of age (or the minimum legal drinking age as established by statute) will be allowed into our properties after 10pm local time. We believe that this policy will help maintain a fun and relaxed atmosphere that appeals to adult guests, and will help attract groups such as private parties and business organizations.

     High Standard of Guest Service. We intend to foster a passionate culture of guest service among our employees, ranging from the general manager to the greeters, through intense training, constant monitoring and emphasizing consideration of our guests first and foremost in all decisions. From the moment a guest walks into the front door, we want our guests to experience a high level of guest service provided by a knowledgeable, energetic staff. Bar tenders will be required to be able to free pour simultaneously from multiple liquor bottles and perform "flare" techniques (flipping, tossing and twirling of liquor bottles) for our guests' entertainment; greeters and servers will be required to introduce guests to the theme-based concept, explain the drink and entree menus, and generally set the stage for a fun and unique experience for them at our theme-based restaurant and bar.

     Pursue Disciplined Restaurant and bar Growth. Our management team intends to grow our company through consistent, disciplined expansion of our theme-based restaurants and bars. Through disciplined growth we will be able to better monitor new restaurant and bar openings and make sure that our guests have a positive experience and leave wanting to return again soon.

     Provide Superior Drinking and Dining Value. We believe that our theme-based restaurants and bars should provide our guests with interesting, high quality drinks and entrees. Each theme-based restaurant and bar will serve a unique variety of original drinks, some available in take home souvenir glasses, and generously portioned original entrees - each designed to perpetuate and immerse the guest in the restaurant and bar's theme concept. It is our goal to generate a US$25 average check per guest, inclusive of food and drinks.

Our Industry Overview

     In the United States, consumers are drinking and eating at restaurants and bars at ever increasing rates. According to the Department of Commerce, the restaurant industry generates approximately $257 billion in annual sales, an amount that represents roughly 35% of total consumer food expenditures.

     The restaurant industry is comprised of four basic segments: fast food, mid-scale, casual dining and fine dining. The industry itself is highly fragmented by the presence of thousands of independent "mom and pop" operators and small chains. We estimate that chain stores control approximately 61% of the fast food segment while controlling only about 22% of the other three segments combined. As such, we believe that operators of strong concepts, including our theme-based concepts, should be able to continue increasing their overall market share, especially in the casual dining segment.

     Casual dining is the fastest growing segment of the restaurant industry. According to the National Restaurant Association, sales in this segment increased at a 6.9% annual compound growth rate throughout the 1990s, and are estimated at $44 billion annually. We believe that this segment of the restaurant industry will continue to benefit from current demographic trends, most notably a maturing baby-boomer population. The baby-boomers, or adults aged 37-55, tend to eat out more than the generations before them. Should this demographic trend continue, as they age so might their frequency for eating out. Another growing trend that we believe will contribute to further increases in casual dining is the two-income family, which may lead to more discretionary income but less discretionary time for cooking and cleaning at home.

     In addition to consumers eating out more frequently, they are also drinking more than ever outside of their homes. According to Adams Business Media, a market research group, alcohol sales at restaurants and bars topped $61 billion in 2000, an all-time high. We believe this is statistically important because most drinks are typically marked up between 500% to 800%, which is about double the typical drink markup only four years ago. Should this trend continue, and we believe it will, sales of alcohol may become an increasingly more significant contributor to our overall sales and, possibly, the most significant contributing factor to our net income.

Coconut Grove Group, Ltd. Joint Venture

     On July 30, 2001, we entered into a joint venture agreement with Tiki Hut Enterprises, Ltd. ("Tiki Hut"), a private developer of restaurants and bars, for the formation of Coconut Grove Group, Ltd. ("CG Group"). Tiki Hut's headquarters and primary assets, which consist of commercial real estate, are based on the island of Abaco, Bahamas where it owns and operates a casual island bar called The Sand Bar.

     CG Group is a joint venture that is 20% owned by us and 80% owned by Tiki Hut. CG Group's headquarters and primary assets are to be located and based in Grand Cayman, Cayman Islands. CG Group's purpose is to develop, design, finance and fund, construct and operate a chain of theme-based casual dining restaurants and bars under the trade name Coconut Grove Grille and Blue Water Bar ("Coconut Grove") in and around major tourist destinations throughout the Caribbean Sea and major U.S. cities.

     CG Group is initially being capitalized with a US$3,000,000 cash investment from Tiki Hut, payable in four separate tranches: $25,000 on September 15, 2001; $225,000 on January 31, 2002; $750,000 on March 30, 2002; and $2,000,000 on June
30, 2002. The tranches coincide with our anticipated construction/build-out schedule for the first Coconut Grove unit. We are making an investment in CG Group of 1,000,000 restricted shares of our common stock. Neither Tiki Hut nor us are under any obligations to make any additional capital contributions.

     Our investment and ownership in CG Group will be valued on our balance sheet at US$60,000. As the investment in CG Group represents 20% ownership in CG Group, and because we cannot exercise significant influence over the Policy Committee of CG Group, our investment will be accounted for using the cost method of accounting. Therefore, income will only be recognized to the extend that dividends are received.

     We are the Managing Partner of CG Group and will supervise the construction of each Coconut Grove unit and oversee CG Group's day-to-day operations, including handling the basic accounting, inventory and reporting quarterly results to CG Group's Policy Committee - similar in nature to a typical corporation's Board of Directors - which we are members of and have one vote in all voting matters. We will be responsible for implementing our "Business Strategies" and "Operations and Management" philosophies within CG Group and maintaining them within its developing culture.

     In exchange for being the Managing Partner, we shall receive a separate management fee in addition to our share of CG Group's net profits. This management fee is two-percent (2%) of CG Group's net profits, or $5,000 per fiscal quarter, whichever is greater. Our management fee is not to be less than $20,000 per fiscal year. Our out-of-pocket expenses associated with being the Managing Partner are to be reimbursed by CG Group.

          We estimate that each Coconut Grove unit will cost approximately $1.3 million to construct/build-out, non-inclusive of land or lease expenses. As such, based on the initial cash-based capital contributions to CG Group, we believe CG Group will be able to open two operating units without requiring any additional financing. Depending on the future market value, if a market ever develops, of the common stock we contributed to CG Group, it may be possible for CG Group to open one or more additional units without requiring further financing. Additionally, CG Group will retain thirty-five percent (35%) of all net operating profits for future expansion and growth. The remaining net profits will be distributed to the joint venture partners based on their respective ownership percentages.

     The Coconut Grove concept will center around a casual, open-aired Caribbean-themed restaurant and bar which will offer guests a distinctive and relaxing island drinking and dining experience. Central to each Coconut Grove will be a large outside deck and patio area where guests can relax and enjoy their drinks and food while overlooking a beautiful waterfront view. Integrated into the deck and patio area will be a free standing tiki bar, stage area for live performances and dancing, and a small swimming pool to accommodate approximately a dozen swim-up barstools.

     The restaurant aspect of Coconut Grove will feature a two-story open-aired Caribbean styled building integrating a thatched roof and rich woods. Coconut Grove's inside restaurant bar will utilize the full two-story ceiling of the building to prominently feature a large life-like palm tree, complete with simulated indoor afternoon rain showers (simulated rain falls from the ceiling into special cisterns located in the floor). Also prominently featured inside the restaurant will be an open-aired kitchen and glass encased wine cellar capable of storing 3,000 bottles of wine in a climate controlled enviornment.

     Beginning in the late morning, Coconut Grove's outside tiki bar and patio will open to the public serving drinks and light lunch fares. During happy hour (typically 4pm - 7pm, Monday through Friday), Coconut Grove will offer guests a free hors d'oeuvres buffet on the outside patio while a live steel drum band entertains guests. The inside restaurant will open at 5pm local time for dinner, except on Sunday when the restaurant will open at 11am for lunch.

     Later in the evening, after the sun sets, the outside patio will be lit with natural light from real tiki torches while live performers - some local and some headliners who are on tour or invited to perform - will perform for the guests' entertainment. Guests will be encouraged to stay for drinking and dancing to the live music long after the restaurant closes.

     Coconut Grove's drink menu will feature original specialty drinks such as the Sunset Margarita and the Blue Stingray. Each specialty drink will be available in its own unique souvenir glass, mug or shot glass. Coconut Grove's dinner menu will feature a variety of hand-cut aged Certified Angus steaks and prime rib, fresh seafood and other Caribbean-styled entrees with prices starting at US$14. In addition, Coconut Grove will feature an extensive list of wines from around the world to complement any meal or occasion.

     Further complementing Coconut Grove's drink and culinary offerings, Coconut Grove will offer its own line of beach and sports wear and related souvenirs. These will be marketed primarily to the tourist guest.

     We have conducted extensive due diligence on the demographics, including tourism and local economic trends, of the Caribbean nations and have selected Grand Cayman, Cayman Islands to be the site for our first Coconut Grove. We anticipate commencing construction/build-out on the first Coconut Grove in the Spring of 2002 with its grand opening slated for the Fall of 2002 just prior to the peak tourist season (mid-December through May). The first Coconut Grove will be situated somewhere within the commercial area of Seven Mile Beach.

     Grand Cayman is one of the most popular tourist destinations in the Caribbean. It's Seven Mile Beach is rated one of the top beaches in the world, plus the Cayman Islands are renowned worldwide for their SCUBA diving. These attractions, among others, plus an extensive number of retailing store and franchises catering to buyers of luxury goods have made Grand Cayman one of the most frequented ports of call in the Caribbean for cruise ships.

     Complementing its tourism industry, Grand Cayman's stable government and tax-free economy have helped make it home to more than 800 banks, including 48 of the world's largest banks. According to a report by Barclay's Bank, Grand Cayman is now the world's fifth largest banking center only behind London, Tokyo, New York and Hong Kong.

     In addition to its burgeoning tourism and banking industries, Grand Cayman is home to approximately 40,000 residents. According to government figures, of those 40,000 residents, about 16,000 of them are immigrants from more than 113 different countries with the greatest numbers coming from Jamaica, the United States, Canada and the United Kingdom. Additionally, Grand Cayman residents enjoy one of the highest standards of living and per capita incomes in the Western Hemisphere.

     Following the grand opening of the Grand Cayman located Coconut Grove, we will look to add new locations in similar resort destinations and major U.S. cities at a rate of two new openings per year for the first three years. We intend to follow this disciplined, controlled development with the potential to accelerate development over the next several years.

     Presently we are working with a real estate consultant to evaluate prospective retail locations and possible building sites for our Grand Cayman located Coconut Grove. We anticipate locating and securing a site no later than the end of the fourth quarter of fiscal 2001.

     Additionally, we have made significant progress on the planning and operational details, including the preparation of blue line drafts of the floor and kitchen layouts adhering to applicable building codes, working on interior and exterior design specifics, created preliminary menus based on original recipes (some members of our Advisory Board are working on creating new recipes daily), and begun developing training manuals and procedures as well as creating the necessary standard operating proceeds (SOPs) manuals.

Operations and Management

     Our ability to effectively manage an operation including high volume restaurants and bars, some with live entertainment offerings, is critical to our overall success. In order to maintain quality and consistency at each of our restaurant and bar properties we must carefully train and properly supervise our personnel and the establishment of, and adherence to, high standards relating to personnel performance, food and beverage preparation, entertainment productions and equipment, and maintenance of the facilities. Our current executive officers are capable of overseeing our planned growth over the two years. While staffing levels will vary from property to property, we anticipate our typical restaurant and bar property management staff to be comprised of a general manager, two assistant general managers, a kitchen manager, an assistant kitchen manager, a bar manager, and two assistant bar managers.

     Recruiting. We will actively recruit and select individuals who share our passion for guest service. Our selection process includes testing and multiple interviews to aid in the selection of new employees, regardless of their prospective position. We have developed a competitive compensation plan for restaurant and bar management that includes a base salary, bonuses for achieving performance objectives, and incentive stock options. In addition, all employees are entitled to discount meals at any of our restaurants and bars.

     Training. We believe that proper training is the key to exceptional guest services. Each new management hire will go through a 12-week training program, which will include cross-training in all management duties. All non-management new hires will go through a two-week training program where they will learn all of our drink and food offerings, operational procedures and our point-of-sale
(POS) computer system.

     Management Information Systems (MIS). Each restaurant and bar property will be equipped with a variety of integrated management information systems. These systems will include an easy-to-use point-of-sale (POS) computer system which facilitates the movement of guest food and beverage orders between the guest areas and bar operations, kitchen operations, controls cash, handles credit card authorizations, keeps track of sales on a per employee basis for incentive awards purposes, and provides on-site and executive level management with revenue and inventory data. Additionally, we intend to implement a centralized accounting system that will include a food cost program and a labor scheduling and tracking program. Physical inventories of food and beverage items will be performed on a weekly basis. Furthermore, daily, weekly and monthly financial information will be provided to executive level management for analysis and comparison to our budget and to comparable restaurants and bars.
By closely monitoring restaurant and bar sales, cost of sales, labor and other cost trends we will be better able to control our costs and inventory levels, and identify problems with individual operations, if any, early on.

     Secret Shopper. Because we believe exceptional guest services are paramount to our success, we intend to use a "secret shopper" program to monitor our quality control at all of our restaurants and bars. Secret shoppers are independent persons who test our food, beverage and service as customers without the knowledge of restaurant and bar management or personnel on a periodic basis and report their findings to our executive level management.

Marketing, Advertising and Promotion

     Our marketing strategy is aimed at attracting new guests to our restaurants and bars through both traditional and more creative avenues. We focus on building a reputation among local guests (those living within a 20 to 30 mile radius), attracting out-of-towners and tourists, and hosting special events for corporate and special occasion purposes. This is accomplished through:

     - pre-opening publicity;

     - traditional paid advertising;

     - building a community presence; and

     - free media exposure.

     When opening a new restaurant and bar property, we intend to hire a local public relations firm to assist us in establishing and sustaining our new operation. Such events would include pre-opening parties for local leaders, such as civic and media personalities, and hospitality industry leaders, such as key resort and hotel staff, meeting planners, and convention and visitors bureau representatives.

     We then will sustain our restaurant and bar awareness through traditional paid advertising outlets which includes radio and television spots, newspaper and magazine ads, billboards, direct mailings, and hotel concierge cards. Additionally, selective media spots will be purchased to advertise well-known headline performance acts when they are scheduled to perform at one of our restaurant and bar locations.

     Furthering our promotional activities, we will establish relationships with area businesses and residents by participating in high-profile events, festivals and sporting events.

     And lastly, one of the most important aspects of our marketing strategy: we intend to generate "word of mouth" referrals. This will be accomplished through guests leaving after having an exceptional visit to one of our establishments, through passive advertising from the wearing or use of our clothing and souvenirs sold at some locations, and delivering sample items and free offers to drive-time radio personalities and morning television hosts. The anticipated result will be earning free media exposure and invitations for return engagements such as our pre-opening parties.

     While we do not have a fixed budget for marketing, we do not intend to spend more than 3% of revenues on marketing and promotion.

Competition

     The restaurant and bar industry is intensely competitive. We compete on the basis of taste, quality, price of drinks and food, guest service, location, ambiance, and ultimately, the overall drinking and dining experience of our guests. We compete against many well established competitors with substantially greater financial resources and a longer history of operations than we do.
These competitors' resources and market presence may provide them with advantages in marketing, purchasing and negotiating prices and leases. Furthermore, not only do we compete with other restaurants and bars for sites, but we compete with other retail establishments. Changes in consumer tastes, economic conditions, demographic trends and the location and number of, and type of drinks and food served by, competing restaurants and bars could adversely affect our business as could the unavailability of experienced management and hourly employees.

Employees

     As of October 2, 2001, we had 2 full-time employees.

     None of our employees are covered by collective bargaining agreements, and we have never experienced an organized work stoppage or strike. We believe that our working conditions and compensation packages are competitive and consider relations with our employees to be very good.

Properties

     One of our directors currently provides us with approximately 500 square feet of office space free of charge in a building he owns. He has no plans to begin charging us a rent within the next year for the usage of this space.

Intellectual Property

     We currently do not own any trademarks or servicemarks. The terms "Coconut Grove Grille & Blue Water Bar", "Sunset Margarita" and "Blue Stingray" mentioned in this prospectus are trademarks and servicemarks belonging to CG Group. As we grow and develop additional theme-based concepts, we intend to register their respective trademarks and servicemarks with the United States Patent and Trademark Office.

Government Regulations

     Our planned restaurants and bars will be subject to regulation by federal agencies and to licensing and regulation by state and local health, sanitation, building, zoning, safety, fire and other departments relating to the development and operation of restaurants and bars. These regulations include matters relating to environmental, building, construction and zoning requirements and the preparation and sale of food and alcoholic beverages. Our facilities must be licensed and subject to regulation under state and local fire, health and safety codes.

     Each of our restaurants and bars will be required to obtain a license to sell alcoholic beverages on the premises from a state authority and, in some certain locations, county and/or municipal authorities. Typically, licenses must be renewed annually and may be revoked or suspended for cause at any time. Alcoholic beverage control regulations relate to numerous aspects of the daily operations of each of our restaurants and bars, including the minimum age of patrons and employees, hours of operation, advertising, wholesale purchasing, inventory control and handling, and storage and dispensing of alcoholic beverages. We have not encountered any material problems relating to alcoholic beverage licenses to date. The failure to receive or to retain a liquor license in a particular location could adversely affect that restaurant and bar and our ability to obtain such a license elsewhere.

     We may become subject to "dram-shop" statues in various states which we may open or operate a restaurant and bar. These statutes generally provide a person injured by an intoxicated person the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated individual. We intend to purchase liability insurance for protection against such potential liabilities that is consistent with coverage carried by other competitors in the restaurant and bar industry. However, even with such insurance coverage, a judgement against us under a dram-shop statute in excess of our liability coverage could have a material adverse effect on us.

     Our operations are also subject to federal, state and local laws governing such matters as wages, working conditions, citizenship requirements and overtime. Some states have set minimum wage requirements higher than the federal level. Significant numbers of future hourly personnel at our restaurants and bars will be paid at rates related to the federal or state mandated minimum wage and, accordingly, increases in the minimum wage will increase our labor costs. Other governmental initiatives such as mandated health insurance, if implemented, could adversely affect us as well as the restaurant and bar industry in general. We are also subject to the Americans With Disabilities Act of 1990, which, among other things, may require certain renovations to our future properties to meet federally mandated requirements. The cost of such renovations, if any, is not expected to materially affect us or our operations.


                                LEGAL PROCEEDINGS

     We are not currently party to any legal proceedings, nor are we aware of any pending or threatened actions against us.


                                   MANAGEMENT

     Our directors, executive officers and key management personnel, including their ages and respective positions as of October 2, 2001, are as follows:

            Name             Age                 Position
            ----             ---                 --------
Cary Grider                  33       Co-Founder, President, Chief Executive
                                        Officer and Director

Victoria Carlton             26       Co-Founder, Director, Treasurer and
                                        Secretary

Eric  Boyer                  32       Co-Founder and Director

     Our Board of Directors is comprised of only one class of director. Each director is elected to hold office until the next annual meeting of shareholders and until his successor has been elected and qualified. Officers are elected annually by the Board of Directors and hold office until successors are duly elected and qualified. The following is a brief account of the business experience of each of our directors and executive officers. There is no family relationship between any director or executive officer.

CARY GRIDER is one of our co-founders and has served has our President, Chief Executive Officer and Chairman of the Board since our inception in March 2001. Mr. Grider has over 15 years experience in the food and beverage industry. He is concurrently the General Manager of Lucy's Retired Surfer's Bar on Sixth Street in Austin, Texas, a local bar featuring nightly live music from both local and national bands. Mr. Grider joined Lucy's in December 1998 as the Bar Manager and was promoted to General Manager in March 1999. As General Manager, Mr. Grider increased gross sales by more than 200% while cutting liquor costs by over 57%. He has also developed and implemented an inventory system and a weekly sales system for all alcoholic and non-alcoholic items aimed at achieving specific weekly sales goals. Mr. Grider is also responsible for all promotional activities, including interfacing with liquor and beer, television and radio representatives. Prior to joining Lucy's, Mr. Grider worked from January of 1994 to March 1998 at T.G.I. Friday's as a manager and bartender. At T.G.I. Friday's he was responsible for providing service to the patrons while creating a fun and safe work environment for everyone, maintaining a level of working trust between management and the general staff, and overseeing the ordering of liquor and inventory maintenance. Prior to getting involved at a management level in the food and beverage industry, Mr. Grider worked as an Art Director as Trans Texas Printing, Inc from January 1992 through August 1993. At Trans Texas Printing, Mr. Grider was responsible for the creative needs of the clients, overseeing all original artwork generated from his department, and making sure weekly press run deadlines were met. Mr. Grider has Bachelors of Fine Arts in Design from Stephen F. Austin University in Austin, Texas and a Bachelors of Fine Arts in Electronic Design and Media from the University of Texas in Austin, Texas. Mr. Grider expects to spend approximately 50% of his time working on our business.

VICTORIA CARLTON is one of our co-founders and has served as a Director, Treasurer and Secretary since our inception in March 2001. She concurrently serves as Human Resources Coordinator for Theochem Corporation, an international chemical company located in Tampa, Florida. She joined Theochem in April 2001 where her duties include processing all applicants, advertising, screening and interviewing for open positions, as well as conducting orientation for all new hires and disseminating benefits information. Prior to her current position, she worked for IBM from June 1997 through June 2000 where she worked with the Global Services and eBusiness development teams on the Y2K eBusiness Customer Readiness Project helping clients upgrade their systems for Year 2000 compliance issues. Prior to joining IBM, Ms. Carlton worked in retail as a manager at Linen Supermarket. Ms. Carlton attended the University of South Florida in Tampa, Florida. Ms. Carlton expects to spend approximately 70% of her time working on our business.

ERIC BOYER is one of our co-founders and has served as a Director since our inception in March 2001. Mr. Boyer has more than 12 years experience in the advertising and television industry. He currently is a partner and Senior Editor at Prism Digital Post, a company he help co-found in March 2000 in Alexandria, Virginia. Mr. Boyer's creativity has been utilized in many national advertising and market campaigns, and can still be seen today. Mr. Boyer's duties include editing and creative input on all phases of production. He also has approval of all new purchases and installation of equipment. Prior clients include Choice Hotels, Arby's, Southwest Airlines, Southwestern Bell, Bell Atlantic, Ponderosa Restaurants, Texas and Maryland tourism departments, and a broad spectrum of political races around the country. Mr. Boyer also does some subcontracting work for the major networks for special events across the country such as O's TV (Baltimore Orioles special programming), Presidential Inaugurals for NBC, and the Antiques Road Show on the Public Broadcast System
(PBS). Before co-founding Prism, Mr. Boyer worked as a freelance editor through a temporary agency for broadcast and production professionals called the International Creative Alliance (ICA), which he is still a member. As a freelance editor he traveled the country editing and training people on equipment usage. Prior to his freelance work, Mr. Boyer worked as a senior editor at 501 Group in Austin, Texas between February 1997 and February 1999. Mr. Boyer expects to spend approximately 20% of his time working on our business.


ADVISORY BOARD

     Our Advisory Board members provide our Board of Directors and executive officers with strategic guidance in general management, sales and marketing, and the food and beverage industry. Members of our Advisory Board are not eligible to vote in any voting matters brought before our Board of Directors. Our Advisory Board members and their backgrounds are:

General Management Guidance

ANDREW JONES has been a member of our Advisory Board since May 2001. He is currently the Director of Sales for Affordable Access, Inc. ("AAI"), a Texas legal services plan corporation with members throughout the state of Texas. AAI plans to begin operations in other states in 2002 and rapidly become a strong force throughout the United States in the legal services plan industry. Mr. Jones is also the 2001-2002 President-elect and Director and 2000-2001 Secretary of the North Dallas Bar Association. Mr. Jones serves as a member of the Board of Directors at Stag Financial Group, Inc. Mr. Jones holds the degree of Bachelor of Arts in Government from the University of Texas at Austin and the degree of Juris Doctorate from the Baylor University School of Law. Mr. Jones is licensed to practice law by the Supreme Court of Texas and has been admitted to federal practice in the United States District Court for the Northern District of Texas. Mr. Jones expects to spend no more than 10% of his time working on our business.

ADON SITRA has been a member of our Advisory Board since May 2001. Mr. Sitra has over thirty years experience in commercial real estate analysis, development and brokerage. Mr. Sitra founded Sitra Corp. in 1980 and has retained sole ownership since its inception. Mr. Sitra acquired, developed and managed over $14,000,000 of real estate for his company and select investors during the 1980s. He was selected to the Chamber of Commerce's V.I.P. List and Business Leaders List in Austin, Texas. In 1991 Mr. Sitra expanded Sitra Corp. to include Employee Benefits, which now operates as an independent profitable division. Mr. Sitra holds a B.B.A. from Texas Christian University in Fort Worth, Texas. Mr. Sitra expects to spend no more than 5% of his time working on our business.


Sales and Marketing Guidance

AL DELISLE has been a member of our Advisory Board since May 2001. Mr. Delisle has over 10 years experience in channel sales management of value added resellers and system integrators within the IT industry. He currently works as an independent Business Development consultant. Prior to his current position he co-founded in August 1997 Inform Worldwide Holdings, Inc. (OTC: IWWH), formerly Anything Internet Corporation. At Inform Worldwide he served as a director and Channel Development Manager. He was also responsible for assisting Inform Worldwide develop an effective investor relations program. Mr. Delisle left Inform Worldwide in early July 2001 to become an independent consultant. Prior to co-founding Inform Worldwide, Mr. Delisle worked at a variety of positions for Tech Data Corporation, the second largest wholesale distributor of IT productions and solutions in the United States. Mr. Delisle currently serves as a member of the Board of Directors for Web-Designs.net, Inc. and Stag Financial Group, Inc. Mr. Delisle holds a Bachelor of Science Degree in Business Administration from Babson College and a Certificate in Strategies for E-Business Success from the Management Development Institute at Eckerd College in St. Petersburg, Florida. Mr. Delisle expects to spend no more than 15% of his time working on our business.

JULIE LOGAN has been a member of our Advisory Board since May 2001. Miss Logan is an interior design consultant specializing in the selection and integration of fabrics, furniture, and floor and wall coverings. She currently works for KBK Enterprises, Inc., an interior decorating showroom firm in Tampa, Florida. Miss Logan also performs volunteer services for the Salvation Army where she assists with the interior design work of homes for the homeless and unadoptable children. Miss Logan is a current member of the American Society of Interior Designers (ASID), an interior design professional organization. Miss Logan studied at the International Academy of Design and Technology in Tampa, Florida. Miss Logan expects to spend no more than 10% of her time working on our business.

Food and Beverage Industry Guidance

JOHN FLOYD has been a member of our Advisory Board since May 2001. Mr. Floyd has more than 16 years experience in the food and beverage industry. Mr. Floyd currently works as a consultant assisting in the pre-opening, grand opening and post-opening operational phases of upscale restaurants and night clubs. Prior to his current business pursuits, Mr. Floyd worked for six years in front-line customer service positions, managing staffs, managers, and assuring profitability through detailed business operations. He also has developed and implemented various operational systems, staff and manager training programs, and manuals for a wide range of environments and dynamics. Mr. Floyd attended the School of Business and Accounting at the University of Texas in Austin, Texas. Mr. Floyd expects to spend no more than 15% of his time working on our business.

JOEL MUNGUIA has been a member of our Advisory Board since May 2001. Mr. Munguia has over ten years experience in the restaurant and bar industry. He currently is the Texas Area Food Tech and National Back of the House Coordinator for Carrabba's Italian Grill. He is directly responsible for the administration and oversight of 12 Carrabba's kitchen management teams in the state of Texas. Mr. Munguia is also responsible for the logistics, pre- and post-opening training programs, and establishment of the kitchen and related staff and management personnel for new Carrabba's locations. Prior to joining Carrabba's in 1995, Mr. Munguia worked at Tony Roma's Rib House. Mr. Munguia expects to spend no more than 15% of his time working on our business.

JAY HEPP has been a member of the Advisory Board since May 2001. Mr. Hepp has over 12 years experience in the food and beverage industry. He is currently responsible for all aspects of the bar for the Tampa Ale House located in Tampa, Florida. Prior to his employment at the Tampa Ale House, Mr. Hepp was the bar manager at Rio Bravo in charge of inventory ordering, minimizing liquor costs, writing schedules and training bar personnel. Prior to his working at Rio Bravo, Mr. Hepp worked for over four years at Apple Bee's Neighborhood Restaurant and bar as a bartender and bar trainer. Mr. Hepp attended St. Petersburg Junior College in Clearwater, Florida. Mr. Hepp expects to spend no more than 15% of his time working on our business.

TIMOTHY SWYHART has been a member of our Advisory Board since May 2001. Mr. Swyhart has over 18 years experience in the food and beverage industry. He is responsible for the grand opening and management training of several international franchise restaurants. Prior to his international efforts, Mr. Swyhart worked 12 years domestically as a general manager for the corporate chains T.G.I. Friday's and Chili's, Bennigan's and Sam Hill's Waterfront Bar and Grill. Mr. Swyhart earned his B.S. in Business Management from Western Kentucky University where he played college football and was the member in charge of recruitment of the Lambda Chi Alpha fraternity. Mr. Swyhart expects to spend no more than 10% of his time working on our business.


COMMITTEES OF THE BOARD OF DIRECTORS

     Our Board of Directors presently does not have any active committees.


DIRECTOR COMPENSATION

     Each of our directors received 500,000 shares of our common stock and options to purchase an additional 250,000 shares of our common stock at an exercise price of $0.05 a share. These stock options vested immediately. Additionally, we reimburse our directors for travel and lodging expenses associated with their attendance of Board meetings.

     Each member of our Advisory Board received options to purchase 15,000 shares of our common stock at an exercise price of $2.00. These stock options vested immediately.


                             EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid during the six-months ending June 30, 2001, which includes all compensation paid since our inception on March 29, 2001, of the fiscal year ending December 31, 2001 to our Chief Executive Officer and each of our other executive officers and directors. No person has received compensation equal to or exceeding $100,000 nor have any bonuses been awarded since our inception on March 29, 2001. Furthermore, we do not foresee paying any of our executive officers or directors any type of cash compensation during the current fiscal year.

                                Annual Compensation           Awards           Payouts
                                -------------------           ------           -------
                                               Other               Securities             All
                                              Annual   Restricted  Underlying            Other
Name and                                      Compen-    Stock      Options/    LTIP     Compen-
Principal                    Salary    Bonus  sation    Award(s)     SAR's     Payouts   sation
Position             Year      ($)      ($)     ($)       ($)         (#)        ($)     ($)(2)
------              ------   -------  ------  -------  ----------  ----------  -------  -------
Cary Grider
 President,
 CEO and
 Chairman          2001(1)     -0-      -0-      -0-   $ 500 (3)   250,000 (4)    -0-     -0-

Victoria Carlton
 Director,
 Treasurer
 and Secretary     2001(1)     -0-      -0-      -0-   $ 500 (3)   250,000 (4)    -0-     -0-

Eric Boyer
 Director          2001(1)     -0-      -0-      -0-   $ 500 (3)   250,000 (4)    -0-     -0-

(1) Only includes results through June 30, 2001. We do not have any previous compensation information because we were incorporated in the State of Nevada on March 29, 2001 and are still a development stage business. Furthermore, we do not foresee paying any of our executive officers or directors any type of cash compensation during the fiscal year 2001.

(2) None of the named executive officers received perquisites and other personal benefits, securities or property in excess of the lesser of $50,000 or 10% of such officer's total annual salary and bonus.

(3) Includes a one-time grant of 500,000 shares of our common stock issued as compensation for serving on our Board of Directors valued at $0.001 a share, or $500. We are registering 250,000 of the 500,000 shares of common stock awarded in this registration statement.

(4) Includes 250,000 shares issuable upon the exercise of vested stock options being registered in this registration statement.

Option Grants Since Our Inception on March 29, 2001

     The following table provides summary information as of October 2, 2001 regarding stock options granted to our Chief Executive Officer, other executive officers and directors since our inception on March 29, 2001. The table does not show individual option grants made to members of our Advisory Board nor to outside consultants:



                                   Percent of
                     Number of        Total
                     Securities   Options/SAR's
                     Underlying   Granted Since   Exercise or
Name and Principal    Options       Inception      Base Price   Expiration
     Position       Granted (#)       (1)(2)       ($/Share)       Date
------------------  -----------   -------------   -----------   ----------
Cary Grider
 President,
 CEO and
 Chairman            250,000 (3)       18.2%        $ 0.05       3/29/2006

Victoria Carlton
 Director,
 Treasurer,
 and Secretary       250,000 (3)       18.2%        $ 0.05       3/29/2006

Eric Boyer
 Director            250,000 (3)       18.2%        $0.05       3/29/2006

(1) As of October 2, 2001.

(2) Also includes, for the purpose of calculating the total percentage of options and stock appreciation rights (SAR's), options and SAR's granted to members of our Advisory Board and outside consultants. As of October 2, 2001 there were 1,370,000 options issued and outstanding (see "Shares Eligible for Future Sale").

(3) Includes 250,000 shares issuable upon the exercise of vested stock options being registered in this registration statement.


Option Exercises and Holdings

     The following table provides summary information regarding option exercises since our inception on March 29, 2001 and the value of options held as of October 2, 2001 by our Chief Executive Officer, executive officers and directors:



                                                                            Value of
                                                          Number of      Unexercised In-
                                                         Unexercised        The-Money
                                                        Options as of     Options as of
                        Shares                         October 2, 2001   October 2, 2001
Name and Principal   Acquired on       Value ($)      (#) Exercisable/   ($)Exercisable/
Position             Exercise (#)       Realized       Unexercisable      Unexercisable
------------------   ------------      ---------       --------------    ---------------
Cary Grider
 President,
 CEO and
 Chairman                      -0-               -0-         250,000/0  $       2,500 (1)

                                       35

Victoria Carlton
 Director,
 Treasurer
 and Secretary                 -0-               -0-         250,000/0  $       2,500 (1)

Eric Boyer
 Director                      -0-               -0-         250,000/0  $       2,500 (1)

(1) The total value of unexercised in-the-money options is based upon the difference between the $0.06 price per share used in our recent acquisition of marketable securities and the exercise price of $0.05 per share for the 250,000 options held by each Mr. Grider, Ms. Carlton and Mr. Boyer, all of which are being registered in this registration statement.


Employment Agreements

     We have not entered into any employment agreements with any of our employees. All future employment arrangements are subject to the discretion of our Board of Directors.


Employee Stock Ownership Program (ESOP)

     We have not established any form of an employee stock ownership program
(ESOP), including stock option, retirement, incentive, defined benefit, actuarial, pension or profit-sharing programs for the benefit of our executive officers, directors or other employees. It is possible, and even likely, that our Board of Directors may recommend the adoption of one or more such programs prior to the conclusion of the current fiscal year.


Non-Plan Benefits

     In addition to the options granted to our Chief Executive Officer, other executive officers and directors described in the tables above, as of October 2, 2001 we have granted an additional 620,000 options to 10 persons, including members of our Advisory Board and outside consultants. All together as of October 2, 2001 we have a total of 1,370,000 options issued and outstanding.

     Out of these other option grants, 500,000 are currently vested, exercisable at a price of $0.05 a share, and expire on March 29, 2006. The remaining 120,000 options were issued to members of our Advisory Board and are exercisable at a price of $2.00 a share and expire on May 18, 2004.


                             PRINCIPAL STOCKHOLDERS

     The following table present certain information as of October 2, 2001 regarding the beneficial ownership of our common stock by:

     - each person or entity known by us to own beneficially 5% or more of our issued and outstanding common stock;

     - each of our directors; and

     - all of our directors and executive officers as a group.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Under SEC rules, a person is deemed to be the beneficial owner of securities which may be acquired by such person upon the exercise of options and warrants or the conversion of convertible securities within 60 days from the date on which beneficial ownership is to be determined. Each beneficial owner's percentage ownership is determined by dividing the number of shares beneficially owned by that person by the base number of outstanding shares, increased to reflect the beneficially-owned shares underlying options, warrants or other convertible securities included in that person's holdings, but not those underlying shares held by any other person.

     For the purposes of the table, the base number of outstanding shares are:

          - Before Exercising: 4,100,000; and

          - After Exercising (assuming all outstanding warrants are exercised):
              7,100,000.

     Except as otherwise indicated in the notes to the table,

          - we believe that all shares are beneficially owned, and investment and voting power is held by, the persons named as owners, and

          - the address of each beneficial owner listed in the table, except where otherwise noted, is c/o Premier Development &
            Investment, Inc., 504 Beebe Ct., Frederick, MD  21703.

                                               Shares Beneficially Owned
                                               -------------------------
Name and Address
Of Beneficial Owner                                         Percentage Owned
-------------------                                         ----------------
                                              Shares
                                           Beneficially    Before      After
Directors and Executive Officers: (1)          Held      Exercising  Exercising
-------------------------------------      -----------   ----------  ----------
Cary Grider (2)(3)                           1,072,580      23.0%       14.6%
Victoria Carlton (2)(4)                      1,062,580      22.7%       14.5%
Eric Boyer (2)(5)                            1,072,580      23.0%       14.6%
All directors and officers as a group
  (3 persons)                                3,207,740      55.1%       40.9%

Five Percent Stockholders
-------------------------
Stag Financial Group, Inc. (6)(7)
  P. O. Box 23542
  Tampa, FL  33623                           1,161,290      23.2%       15.8%

Coconut Grove Group, Ltd. (8)(9)
  C/o Premier Development & Investment,
      Managing Partner
  504 Beebe Ct.
  Frederick, MD  21703                       1,000,000      24.4%       14.1%

Olympus Imports & Exports, Ltd. (10)(11)
  Box 3816
  Road Town, Tortola,
  British Virgin Islands                       639,028      14.1%        9.0%

                                       37

Tin Hong Trading Company, Ltd. (12)(13)
  Frejgatan 13
  11479 Stockholm, Sweden                      436,777       9.9%        6.2%


(1) Does not include persons who serve solely on our Advisory Board.

(2) All of the shares currently owned, including those represented by vested stock options, warrants and other instruments allowing for the acquisition of shares of our common stock, are subject to a "lock-up" agreement and cannot be sold for a minimum of 180 days after our common stock begins trading on the OTC Bulletin Board or on any other recognized secondary market on which our common stock or warrants may be quoted.

(3) Represents (a) 500,000 shares of our common stock, (b) 250,000 restricted shares of our common stock issuable upon the exercise of vested stock options, and (c) 322,580 shares of our common stock issuable upon exercise of warrants.

(4) Represents (a) 490,000 restricted shares of our common stock, (b) 250,000 shares of our common stock issuable upon the exercise of vested stock options, and (c) 322,580 shares of our common stock issuable upon exercise of warrants. Ms. Carlton disclaims any beneficial ownership to 10,000 shares of our common stock owned by Lula F. Platt, a relative of Ms. Carlton's.

(5) Represents (a) 495,000 restricted shares of our common stock, (b) 5,000 shares (2,500 individually) of our common stock gifted to minors William Owen and Sally Owen, relatives of Mr. Boyer's, (c) 250,000 shares of our common stock issuable upon the exercise of vested stock options, and
    (d) 322,580 shares of our common stock issuable upon exercise of warrants.

(6) J. Scott Sitra is the majority owner of Stag Financial Group, Inc.

(7) Represents (a) 250,000 shares of our common stock, (b) 250,000 shares of our common stock issuable upon the exercise of vested stock options, and
    (c) 661,290 shares of our common stock issuable upon exercise of warrants.

(8) Coconut Grove Group, Ltd. is a joint venture that is 20% owned by ourselves and 80% owned by Tiki Hut Enterprises, Ltd. Frank Cantoni is the President and Chief Executive Officer of Tiki Hut Enterprises, Ltd.

(9) Represents 1,000,000 shares of our common stock.

(10) Mark Adams is the majority owner of Olympus Imports & Exports, Ltd.

(11) Represents (a) 207,900 shares of our common stock and (b) 431,128 shares of our common stock issuable upon exercise of warrants.

(12) Thomas T. Wu is the majority owner of Tin Hong Trading Company, Ltd.

(13) Represents (a) 141,100 shares of our common stock and (b) 294,677 shares of our common stock issuable upon exercise of warrants.


                              CERTAIN TRANSACTIONS

     As of October 2, 2001, we have not entered into a transaction since our inception on March 29, 2001 with a value in excess of $60,000 with a Director, officer, or beneficial owner of 5% or more of our capital stock, or members of their immediate families that had, or is to have, a direct or indirect material interest in us.


             MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

     Although the shares of our common stock are publicly held, there has been no trading market for these shares of common stock. Eventually we intend to submit an application to have our common stock listed on the OTC Electronic Bulletin Board market under the proposed trading symbol "PRDI." However, because there has never been a market for our common stock, we can give no assurance, if we are successful at obtaining a listing for our common stock, that a liquid and active market will ever develop, or if developed, that it will be sustained.

     Furthermore, the initial trading price of our common stock, if it is approved for trading, will be determined by the negotiation between ourselves and the initial market maker posting bid and ask quotations for our common stock, and will not necessarily bear any direct relationship to our assets, earnings, book value or other generally accepted criteria of value.

     As of October 2, 2001, we had approximately 21 stockholders of record. This does not include stockholders who might be holding common stock in their accounts at broker-dealers.

                                 DIVIDEND POLICY

     We have never declared or paid cash dividends. We currently intend to retain all future earnings for the operation and expansion of our business and do not anticipate paying cash dividends on the common stock in the foreseeable future. Any payment of cash dividends in the future will be at the discretion of our board of directors and will depend upon our results of operations, earnings, capital requirements, contractual restrictions and other factors deemed relevant by our board.

                         SHARES ELIGIBLE FOR FUTURE SALE

     We are authorized to issue up to 25,000,000 shares of our common stock. If all warrants and stock options are exercised and released, we would have 8,470,000 shares issued and outstanding (fully diluted basis). In such an event, we would have approximately 16,530,000 shares of authorized, but unissued, common stock available for issuance without further shareholder approval. Any issuance of additional shares of common stock may cause current shareholders to suffer significant dilution, which may adversely affect prevailing market prices, should a market for our common stock ever develop.

     Additionally, in the event a market does develop for our common stock, future sales of substantial amounts of common stock into the public market could adversely affect any prevailing market prices and our ability to raise equity capital in the future.

     As of October 2, 2001, we had 4,100,000 shares of common stock issued and outstanding. All of these shares are currently restricted from resale pursuant to Section 4(2) of the Securities Act and Rule 144 thereunder. Of those, 1,365,000 of these shares are being registered in this registration statement. Subject to the volume and other restrictions of Rule 144, of the remaining 2,735,000 shares: 250,000 become eligible for sale on March 29, 2002; 1,000,000 become eligible for sale on July 30, 2002; and 1,485,000 become eligible for sale on March 29, 2003 unless their owners, currently officers and directors, resign their respective positions with us which would allow them to sell their shares of common stock as early as March 29, 2002.

     As of October 2, 2001, we had the following options to purchase shares of common stock outstanding:

No. of Options  Exercise Price   Vesting Period   Expiration Date
--------------  --------------   --------------   ---------------
1,250,000          $ 0.05        Fully Vested     March 29, 2006
120,000            $ 2.00        Fully Vested     May 18, 2004
---------------
1,370,000

     None of the options issued and outstanding have been registered with the Securities and Exchange Commission. Until these options are registered with the Commission any shares of common stock issued to exercising option holders will be subject to the resale restrictions of Rule 144.

     As of October 2, 2001, we had 3,000,000 warrants issued and outstanding. Each warrant is exercisable into a share of common stock at an exercise price of $2.00 a warrant. All of the warrants and underlying common stock are being registered in this registration statement. However, until the Commission declares such registration statement effective any shares of common stock issued to exercising warrant holders will be subject to the resale restrictions of Rule 144.

     In general, under Rule 144 as currently in effect, an affiliate or person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year (two years for insiders) will be entitled to sell in any three-month period a number of shares that does not exceed the greater of
(i) one percent of our then outstanding shares of common stock or (ii) the average weekly trading volume of our common stock during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Commission. Sales made pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice and the availability of current public information about the issuing company. A person (or persons whose shares are aggregate) who is not deemed to have been an affiliate at any time during the 90 days immediately preceding the sale and who has beneficially owned the shares for at least two years is entitled to sell such shares under Rule 144(k) without regard to such limitations.


                            DESCRIPTION OF SECURITIES

     We are authorized to issued 55,000,000 shares of capital stock, comprised of 25,000,000 shares of common stock, class A ("common stock"), with a par value of $0.001 per share, 10,000,000 shares of common stock, class B, with a par value of $0.001 per share, and 20,000,000 shares of preferred stock, with a par value of $0.001 per share. As of October 2, 2001, there were 4,100,000 shares of common stock issued and outstanding and no shares of common stock, class B, or preferred stock issued and outstanding.

Common Stock

     Our Articles of Incorporation authorizes us to issue up to 25,000,000 shares of common stock, class A, $0.001 par value. Each holder of our common stock is entitled to one vote for each share held of record on all voting matters we present for a vote of stockholders, including the election of directors. Holders of common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities, and there are no conversion rights or redemption or sinking fund provisions with respect to our common stock. All shares of our common stock are entitled to share equally in dividends from sources legally available when, as and if declared by our Board of Directors. All outstanding shares of our common stock are, along with the common stock being registered in this registration statement (upon issuance and sale), fully paid and non-assessable.

     In the event of our liquidation or dissolution, all shares of our common stock are entitled to share equally in our assets available for distribution to stockholders. However, the rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of common stock, class B or preferred stock that our Board of Directors may decide to issue in the future.

Common Stock, Class B

     Our Articles of Incorporation authorizes us to issue up to 10,000,000 shares of common stock, class B, $0.001 par value. As of October 2, 2001 there were no shares of common stock, class B issued or outstanding. Our Board of Directors is authorized, without further action by the shareholders, to issue shares of common stock, class B and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms. We believe that the Board of Directors' power to set the terms of, and our ability to issue, common stock, class B will provide flexibility in connection with possible financing or acquisition transactions in the future. The issuance of common stock, class B, however, could adversely affect the voting power of holders of common stock and decrease the amount of any liquidation distribution to such holders. The presence of outstanding common stock, class B could also have the effect of delaying, deterring or preventing a change in control of our company. We have no present plans to issue any shares of common stock, class B.

Preferred Stock

     Our Articles of Incorporation authorizes us to issue up to 20,000,000 shares of preferred stock, $0.001 par value. As of October 2, 2001 there were no shares of preferred stock issued or outstanding. Our Board of Directors is authorized, without further action by the shareholders, to issue shares of preferred stock and to fix the designations, number, rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms. We believe that the Board of Directors' power to set the terms of, and our ability to issue, preferred stock will provide flexibility in connection with possible financing or acquisition transactions in the future. The issuance of preferred stock, however, could adversely affect the voting power of holders of common stock and decrease the amount of any liquidation distribution to such holders. The presence of outstanding preferred stock could also have the effect of delaying, deterring or preventing a change in control of our company. We have no present plans to issue any shares of preferred stock.

Warrants

     As of October 2, 2001, we had 3,000,000 warrants issued and outstanding. Each outstanding warrant entitles the holder to purchase one share of common stock at an exercise price of $4.00 per share through December 31, 2003 at which time the warrants expire. The warrants contain provisions that protect the holder against dilution by adjustment of the exercise price in certain events, including, but not limited to, stock dividends, stock splits (forward and reverse), reclassifications and/or mergers. The holder of a warrant does not possess the rights of a common stock shareholder. The shares of common stock, when issued upon the exercise of the warrants in accordance with the terms thereof, will be fully paid and non-assessable.

     We may redeem the warrants, at a price of $0.001 per warrant, at any time through December 31, 2003 upon not less than 30 days, nor more than 60 days, prior written notice, provided that the closing bid quotation for the common stock as reported by any quotation medium on which the common stock is quoted is at least $5.00 for ten consecutive trading sessions ending on the two days prior to the day on which notice of redemption is given.

Transfer Agent

     Our stock transfer agent is Transfer Online, Inc. Transfer Online's address is 227 South West Pine Street, Suite 300, Portland, Oregon 97204, and their telephone and fax numbers are (503)227-2950 and (503)227-6874, respectively.


                                  LEGAL MATTERS

     The validity of the shares of common stock, warrants and options offered by selling security holders will be passed upon by the law firm of Andrew L. Jones, P.C., 4408 Normandy Ave., Dallas, Texas 75205.


                                     EXPERTS

     Baumann, Raymondo & Company, PA, 11210 North Dale Mabry Hwy., Tampa, Florida 33618, independent certified public accountants, have audited the financial statements of Premier Development & Investment, Inc. from inception to June 30, 2001. We have included these financial statements in the prospectus and elsewhere in this registration statement in reliance on their report, given on their authority as experts in accounting and auditing.


     CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
                                   DISCLOSURE

     On June 2, 2001, we engaged Baumann, Raymondo & Company, PA, as our independent public accountants. Prior to this engagement we had no independent public accountant.


               LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     Our Articles of Incorporation and our Bylaws each contain provisions eliminating the personal liability of our directors and officers for monetary damages for breach of fiduciary duty as a director or officer, except for liability:

-     for breach of duty or loyalty to our company or its stockholders; or

- for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law; or

- for any transaction from which the director or officer derived an improper personal benefit.

     These provisions offer our directors protection against awards of monetary damages resulting from breaches of their duty of care, except as indicated above, including grossly negligent business decisions made in connection with takeover proposals. As a result of these provisions, our stockholders' ability to successfully sue a director or officer for a breach of his duty of care has been limited. The Securities and Exchange Commission has taken the position that the provisions will have no effect on claims arising under the federal securities laws.

     To the extent we have the power to indemnify our directors, officers and controlling persons under the provisions described above, we have been advised that in the opinion of the Commission such indemnification is against public policy and is, therefore, unenforceable.


                               RECENT DEVELOPMENTS

     On July 25, 2001, Michael Streiter, a former member of our Advisory Board, tendered his resignation from the Advisory Board to our Board of Directors where it was accepted. Mr. Streiter cited his resignation was due to personal circumstances unrelated to the Company. Concurrently, he returned his outstanding stock options which were subsequently cancelled by our Board of Directors.

     On July 30, 2001, we entered into a joint venture agreement with Tiki Hut Enterprises, Ltd. for the formation of Coconut Grove Group, Ltd., a joint venture owned 20% by us and 80% by Tiki Hut. Coconut Grove Group will develop, design, finance and fund, construct and operate a chain of theme-based casual dining restaurants under the trade name Coconut Grove Grille and Blue Water Bar in and around major tourist destinations throughout the Caribbean Sea and major U.S. cities. We are the joint venture's Managing Partner. See "Business".


                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement under the Securities Act with respect to the common stock, warrants and options offered. This prospectus is part of that registration statement and does not contain all the information included in the registration statement.
For further information with respect to us and our common stock, warrants and options, you should refer to the registration statement and its exhibits. Portions of the exhibits may have been omitted as permitted by the rules and regulations of the Securities and Exchange Commission. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts or other documents filed as an exhibit to the registration statement, and these statements are qualified in their entirety by reference to the contract or document.

     The registration statement may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and the Regional Offices at the Commission located in the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of those filings can be obtained from the Commission's Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates and may also be obtained from the web site that the Commission maintains at http://www.sec.gov. You may also call the Commission at 1-800-SEC-0330 for more information.

     As of the date of this prospectus, we will become subject to the reporting requirements of the Securities and Exchange Act and, we will therefore, file reports, proxy statements and other information with the Commission. These reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission set forth above, and copies of these materials can be obtained from the Commission's Public Reference Section at prescribed rates. We intend to furnish our stockholders with annual reports containing audited financial statements and any other periodic reports we deem appropriate or as may be required by law.

                              FINANCIAL STATEMENTS

     The Financial Statements required by Item 201 of Regulation S-B are stated in U.S. dollars and are prepared in accordance with U.S. Generally Accepted Accounting Principles. The following financial statements pertaining to Premier Development & Investment, Inc. are filed as part of this prospectus.

                                                           PAGE
                                                           -----
INDEPENDENT AUDITORS' REPORT                               F-2

FINANCIAL STATEMENTS -

    BALANCE SHEET AS OF JUNE 30, 2001                      F-3

    STATEMENT OF OPERATIONS FOR THE PERIOD MARCH 29, 2001  F-4
     (INCEPTION) TO JUNE 30, 2001

    STATEMENT OF CASH FLOWS FOR THE PERIOD MARCH 29, 2001  F-5
     (INCEPTION) TO JUNE 30, 2001

    STATEMENT OF STOCKHOLDERS' EQUITY FOR THE PERIOD       F-6
     MARCH 29, 2001 (INCEPTION) TO JUNE 30, 2001

NOTES TO FINANCIAL STATEMENTS                              F-7

                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors and Stockholders
Premier Development & Investment, Inc.
Tampa, Florida

We have audited the accompanying balance sheet of Premier Development & Investment, Inc. (a Development Stage Company), as of June 30, 2001, and the related statements of operations, cash flows and stockholders' equity for the period from March 29, 2001 (date of inception) to June 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of Premier Development & Investment, Inc. at June 30, 2001 and the result of its operations and its cash flows for the period then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note A, the Company has been in the development stage since its inception on March 29, 2001. Realization of a major portion of the assets is dependent upon the Company's ability to meet its future financing requirements, and the success of future operations. These factors raise substantial doubt about the Company's ability to continue as a going concern.



/s/ Baumann, Raymondo & Company, P.A.
BAUMANN, RAYMONDO & COMPANY, P.A.
Tampa, Florida
July  3,  2001

                      PREMIER DEVELOPMENT & INVESTMENT, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                                  BALANCE SHEET
                                  JUNE 30, 2001


ASSETS
CURRENT ASSETS
  Marketable securities                                            $    16,500
  Prepaid expenses                                                       1,125
                                                                   -----------

      TOTAL ASSETS                                                 $    17,625
                                                                   ===========


LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable                                                 $        15
                                                                   -----------

         TOTAL LIABILITIES                                                  15
                                                                   -----------

STOCKHOLDERS' EQUITY
  Class A voting common stock, $.001 par value, 25,000,000 shares        3,100
    authorized, 3,100,000 shares issued and outstanding
  Class B common stock, $.001 par value, 10,000,000 shares                   -
    authorized, 0 shares issued and outstanding
  Preferred stock, $.0001 par value, 20,000,000 shares                       -
    authorized, 0 shares issued and outstanding

  Additional paid-in capital                                            25,490

  Deficit accumulated during the development stage                     (10,980)
                                                                   -----------

    Total stockholders' equity                                          17,610
                                                                   -----------

      LIABILITIES AND STOCKHOLDERS' EQUITY                         $    17,625
                                                                   ===========






                     Read independent auditors' report
                The accompanying notes are an integral part
                       of these financial statements.

                      PREMIER DEVELOPMENT & INVESTMENT, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                             STATEMENT OF OPERATIONS
                   MARCH 29, 2001 (INCEPTION) TO JUNE 30, 2001


REVENUE                                          $         -

OPERATING EXPENSES
  Consulting services                                  1,265
  Director fees                                          375
  Salaries                                             2,400
                                                 ------------

  TOTAL OPERATING EXPENSES                             4,040
                                                 ------------

OTHER EXPENSE
  Unrealized loss on marketable securities             6,940
                                                 ------------

NET LOSS                                         $   (10,980)
                                                 ============

EARNINGS PER COMMON SHARE
  Basic                                     $         NIL
                                                 ============

  Fully diluted                             $         NIL
                                                 ============

WEIGHTED AVERAGE NUMBER OF CLASS A
  COMMON SHARES OUTSTANDING
  Basic                                            3,092,473
                                                 ============

  Fully diluted                                    7,477,473
                                                 ============





                     Read independent auditors' report
                The accompanying notes are an integral part
                       of these financial statements.

                         PREMIER DEVELOPMENT & INVESTMENT, INC.
                              (A DEVELOPMENT STAGE COMPANY)
                                 STATEMENT OF CASH FLOWS
                       MARCH 29, 2001 (INCEPTION) TO JUNE 30, 2001


CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                                           $ (10,980)
  Adjustments to reconcile net loss to cash provided by used (in)
    operating activities:
    Unrealized loss in marketable securities                             6,940
    Common stock issued in connection with services provided by
      directors                                                          1,500
    Common stock issued in connection with services provided by
      consultants                                                        1,250
    Common stock issued in connection with donated services of
      officers                                                           2,400
  Decrease (increase) in current assets:
    Prepaid expenses                                                    (1,125)

  Increase (decrease) in current liabilities
    Accounts payable                                                        15
      Total adjustments                                                 10,980
                                                             ------------------

    Net cash provided by (used) in operating activities                      -
                                                             ------------------


  NET INCREASE IN CASH                                                       -

  CASH, BEGINNING OF PERIOD                                                  -
                                                             ------------------

  CASH, END OF PERIOD                                        $               -
                                                             ==================


SUPPLEMENTAL DISCLOSURE OF A NONCASH INVESTING AND FINANCING ACTIVITY

  The Company issued 350,000 shares of its Class A common stock in conjunction with the acquisition of 50,000 shares of Inform Worldwide Holdings Inc.





                     Read independent auditors' report
                The accompanying notes are an integral part
                       of these financial statements.


PREMIER DEVELOPMENT & INVESTMENT, INC.
                                            (A DEVELOPMENT STAGE COMPANY)
                                          STATEMENT OF STOCKHOLDERS' EQUITY
                                     MARCH 29, 2001 (INCEPTION) TO JUNE 30, 2001


                                                                     DEFICIT
                                                                   ACCUMULATED
                                                                   DURING THE
                                         COMMON STOCK    PAID-IN   DEVELOPMENT
                                     SHARES     AMOUNT   CAPITAL      STAGE        TOTAL
                                   ----------  --------  -------  ------------  ----------
BALANCE, MARCH 29, 2001
 (INCEPTION)                               -   $      -  $      -  $          -  $       -

 Issuance of common stock
   to directors for services       1,500,000   1,500            -             -      1,500

  Issuance of common stock
   to consultants for services     1,250,000   1,250            -             -      1,250

  Issuance of common stock
    in connection with acquisition
    of marketable securities         350,000     350       23,090             -     23,440

  Donated services by officers             -          -     2,400             -      2,400

  Net loss during period                   -          -         -       (10,980)   (10,980)
                                -------------------------  --------  ------------  - ------

BALANCE, JUNE 30, 2001             3,100,000  $  3,100  $  25,490     $ (10,980)  $  17,610
                                   ========== ========= =========  =============  =========






                     Read independent auditors' report
                The accompanying notes are an integral part
                       of these financial statements.

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Premier Development & Investment, Inc., ("Premier") a Nevada corporation organized on March 29, 2001, is a development stage company, and as such has devoted most of its efforts since inception to developing its business plan, issuing common stock, raising capital, establishing its accounting systems and other administrative functions.

Premier's strategy is to be a developer and operator of theme based restaurants and bars.

Marketable Securities

Premier's security investments that were acquired in conjunction with the issuance of its common stock are held principally for the purpose of selling them in the near term and are classified as trading securities. Trading securities are recorded at fair value on the balance sheet in current assets, with the change in fair value during the period included in earnings.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

Premier records its federal and state tax liability in accordance with Financial Accounting Standards Board Statement No. 109 "Accounting for Income Taxes". The deferred taxes payable are recorded for temporary differences between the recognition of income and expenses for tax and financial reporting purposes, using current tax rates.

Deferred assets and liabilities represent the future tax consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

Since its inception, Premier has an accumulated loss of $ 4,040 for income tax purposes, which can be used to offset future taxable income through 2016. The potential tax benefit of this loss is estimated as follows:

          Future  tax  benefit                    $     606
          Valuation  allowance                         (606)
                                                  ----------
          Net  tax  benefit                         $     0
                                                  ==========

As of June 30, 2001, no deferred tax assets or liabilities are recorded in the accompanying financial statements.

Earnings per Share

On March 3, 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 128, "Earnings Per Share", which provides for the calculation of Basic and Diluted earnings per share. Basic earnings per share includes no dilution and is computed by dividing income or loss available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in the earnings of the entity.

Premier adopted this pronouncement during the period and as such reported the basic earnings per share, based on the weighted average number of shares outstanding, and the fully diluted earnings per share as though the 6,735,000 Class A voting common shares (which represents the registration for resale the selling security holders 2,350,000 shares, and provision for 4,385,000 Class A voting common shares to the extent of the exercise of the 3,000,000 warrants and 1,385,000 options) by Premier were outstanding.

Fiscal Year

The Company elected December 31 as its fiscal year end.

NOTE B - STOCK REGISTRATION

Premier is in the process of filing a registration statement with the Securities and Exchange Commission to register 6,735,000 shares of its $.001 par value Class A voting common stock. In connection with this registration, any offering costs (consisting of legal, accounting and filing fees) will be netted against the proceeds from the offering in the event the offering is successful. In the event the offering is unsuccessful or abandoned, any offering costs will be expensed.

NOTE C - STOCK, WARRANT AND OPTION ISSUANCES

On March 29, 2001, 500,000 shares of Premier's $.001 par value Class A voting common stock and an option to purchase 250,000 shares of Premier's Class A voting common stock at a purchase price of five cents ($0.05) per share was issued to each director as compensation, in lieu of cash, for services. The stock was issued under the provisions of Rule 144 of the Securities Act of 1933, as amended. The options vest immediately and expire on the fifth anniversary of the date of their issuance.

On March 29, 2001, 250,000 shares of Premier's $.001 par value Class A voting common stock and an option to purchase 250,000 shares of Premier's Class A voting common stock at a purchase price of five cents ($0.05) per share was issued to an unrelated entity for consulting services. The stock was issued under the provisions of Rule 144 of the Securities Act of 1933, as amended. The options vest immediately and expire on the fifth anniversary of the date of their issuance.

In addition, this entity was granted 500,000 warrants to purchase the same number of Premier's Class A voting common stock at a purchase price of four dollars ($4.00) per share. The warrants expire on December 31, 2003.

On March 29, 2001, 250,000 options to purchase the same number of Premier's Class A voting common stock at a purchase price of five cents ($0.05) per share was issued to an unrelated entity to develop an investor relations program. The options vest immediately and expire on the fifth anniversary of the date of their issuance.

On March 29, 2001, 1,000,000 shares of Premier's $.001 par value common stock was issued to several unrelated entities for consulting services provided to Premier. The stock was issued under the provisions of Rule 144 of the Securities Act of 1933, as amended.

On March 31, 2001, 350,000 shares of Premier's $.001 par value Class A voting common stock and 500,000 warrants to purchase the same number of Premier's Class A voting common stock at a purchase price of four dollars ($4.00) per share were issued in conjunction with the acquisition of 50,000 shares of Inform Worldwide Holdings, Inc.( OTC "IWWH") from two separate unrelated entities under a stock purchase agreement. The stock was issued under the provisions of Rule 144 of the Securities Act of 1933, as amended. The warrants, which may be redeemed by Premier under certain restrictions, expire on December 31, 2003.

On May 15, 2001, 15,000 options to purchase the same number of Premier's Class A voting common stock at a purchase price of two dollars ($2.00) per share were issued to each member of the nine person advisory board to assist Premier on specific matters as they related to the individual board members expertise. The options vest immediately and expire on the third anniversary of the date of their issuance.

On May 15, 2001 Premier issued 2,000,000 warrants in the form of a stock dividend to all shareholders of record on May 15, 2001. The warrants would be divided equally based upon the number of Class A shares held. Each warrant is exercisable into a share of the Company's Class A voting common stock at a price of four dollars ($4.00) per share. The warrants, which may be redeemed by Premier under certain restrictions, expire on December 31, 2003.

In conjunction with all of the above outstanding issues of Premiers' Class A voting common stock, it was agreed that all insiders of Premier, including, but not limited to, officers, directors, and employees, shall enter into a binding Stock Lock-Up Agreement preventing the sale of any Class A voting common stock of Premier for a minimum of one-hundred eighty (180) days after the date that Premier's Class A voting common stock makes its first trade on the OTC Bulletin Board.

NOTE D - RELATED PARTY TRANSACTIONS

Premier utilizes a portion of a director's personal residence as its primary office without charge.

NOTE E - DONATED SERVICES

For the period ended June 30, 2001, Cary Grider and Victoria Carlton, the president and secretary of Premier, respectively, performed services on behalf of Premier with a fair value of $2,400. The donated value of these services was recorded as contributed capital.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 78.751 of the Nevada Revised Statutes provides for the indemnification of our officers, directors, employees and agents under certain circumstances, for any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative; and "expenses" includes, without limitation, attorney's fees and any expenses, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection wit the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in our best interests and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful.

     Article VI of our Articles of Incorporation provides that our directors and officers shall be protected from personal liability to the fullest extent permitted by law. Additionally, Article X of our Bylaws contains provisions for the indemnification of our directors and officers.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of legal counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


ITEM 25.  OTHER EXPENSES OF ISSUANCES AND DISTRIBUTION.

     Other expenses in connection for the issuance and distribution of the securities being registered in this registration statement are set in the following table:

ITEM                                          AMOUNT
----                                          ------

SEC Registration Fee.....................     $3,119
Transfer Agent Fees......................      2,500
State Securities Laws (Blue Sky) Fees*...     10,000
Accounting Fees*.........................      4,000
Legal Fees (not including Blue Sky fees)*     2,500
Printing and Engraving Costs*............       600
Miscellaneous*...........................     1,500
                                           --------
     Total...............................   $24,219

* Estimated expenses

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

     In March 2001, the Company issued 500,000 shares of common stock to each Cary Grider, Eric Boyer and Victoria Carlton, aggregating 1,500,000 shares of common stock, in consideration of their services as members of the Board of Directors. The Company valued these collective services at $1,500, or $0.001 a share. In connection with this issuance, the Company relied upon the exemption from the registration requirements pursuant to the provisions of Section 4(2) of the Securities Act as a transaction by an issuer not involving any public offering. By virtue of Mr. Grider's, Mr. Boyer's and Ms. Carlton's relationships to the Company, each had access to all relevant information relating to the Company and represented that they each had the required investment intent. In addition, the securities issued bore an appropriate restrictive legend.

     In March 2001, the Company granted an aggregate of 750,000 options to three members of its Board of Directors in consideration of their services. These options are exercisable at a price of $0.05 per share and expire on March 29, 2006. The grant of the options was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act. By virtue of their relationships to the Company, they each had access to all relevant information relating to the Company and represented that they each had the required investment intent.

     In March 2001, the Company issued an aggregate of 1,250,000 shares of common stock to 12 consultants in consideration of their services of assisting with the creation and early development of the Company. The Company valued these collective services at $1,250, or $0.001 a share. In connection with this issuance, the Company relied upon the exemption from the registration requirements pursuant to the provisions of Section 4(2) of the Securities Act as a transaction by an issuer not involving any public offering. By virtue of their relationships to the Company, each had access to all relevant information relating to the Company and represented that they each had the required investment intent. In addition, the securities issued bore an appropriate restrictive legend.

     In March 2001, the Company granted an aggregate of 500,000 options to two consultants in consideration of their services. These options are exercisable at a price of $0.05 per share and expire on March 29, 2006. The grant of the options was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act. Both consultants represented they were sophisticated investors and by virtue of their relationships to the Company, each consultant had access to all relevant information relating to the Company.

     In March 2001, the Company issued 500,000 warrants to a consultant in consideration of their services. These warrants are exercisable at a price of $4.00 per warrant and expire on December 31, 2003. The issuance of the warrants was exempt from the registration requirements of the Securities Act pursuant to
Section 4(2) of the Securities Act. The consultant was a sophisticated investor and by virtue of their relationship with the Company had access to all relevant information relating to the Company.

     In March 2001, the Company issued an aggregate of 350,000 shares of common stock and 500,000 warrants to two investors to acquire an aggregate of 50,000 shares of common stock of Inform Worldwide Holdings, Inc., a company publicly traded on the OTC Bulletin Board under the symbol IWWH. The Company valued the shares of Inform Worldwide it acquired at their then market value of $0.40 a share, or $20,000, resulting in a value of the shares of our common stock issued in this acquisition at $0.06 a share. The warrants are exercisable at a price of $4.00 per warrant and expire on December 31, 2003. In connection with this issuance of common stock and warrants, the Company relied upon the exemption from the registration requirements pursuant to the provisions of Section 4(2) of the Securities Act as a transaction by an issuer not involving any public offering. Both investors are sophisticated and accredited investors, and each had access to all relevant information relating to the Company and represented that they each had the required investment intent. In addition, the common stock issued bore an appropriate restrictive legend.

     In May 2001, the Company issued an aggregate of 2,000,000 warrants in the form of a dividend to its shareholders of record on May 15, 2001. Each shareholder received one warrant for every 1.55 shares of common stock they held. No fractional warrants were issued. These warrants are exercisable at a price of $4.00 per warrant and expire on December 31, 2003. The issuance of the warrants was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act. By virtue of their relationships with the Company, each shareholder had access to all relevant information relating to the Company.

     In May 2001, the Company granted an aggregate of 135,000 options to nine members of its Advisory Board in consideration of their services. These options are exercisable at a price of $2.00 per share and expire on May 18, 2004. The grant of the options was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act. By virtue of their relationships to the Company, they each had access to all relevant information relating to the Company and represented that they each had the required investment intent.

     In July 2001, a former member of our Advisory Board tendered his resignation and voluntarily returned 15,000 options he had previously been issued. The Board of Directors summarily cancelled these options. These options had an exercise price of $2.00 a share and were set to expire on May 18, 2004.

     In July 2001, the Company issued 1,000,000 shares of common stock in connection with the signing a joint venture agreement with Tiki Hut Enterprises, Ltd. The shares were issued in the name of and are owned by the joint venture, Coconut Grove Group, Ltd., which is 20% owned by the Company and 80% owned by Tiki Hut. The shares of common stock issued were consideration for the Company's participation in the joint venture and were valued at $60,000. In connection with this issuance, the Company relied upon the exemption from the registration requirements pursuant to the provisions of Section 4(2) of the Securities Act as a transaction by an issuer not involving any public offering. By virtue of the relationship with the Company, and having had access to all relevant information relating to the Company, they represented that they had the required investment intent. In addition, the securities issued bore an appropriate restrictive legend.


ITEM 27.  EXHIBITS.

     The following is a complete list of exhibits filed as part of this registration statement, which are incorporated herein.

Exhibit
Number   Description
-------  -----------

3.1*     Articles of Incorporation
3.2*     Certificate of Incorporation

3.3*     Certificate of Acceptance of Appointment by Resident Agent
3.4*     By-Laws
4.1*     Specimen copy of stock certificate for common stock, $0.001 par value
4.2* Specimen copy of Stock Purchase Warrant Certificate underlying the common shares being registered in this registration statement
5.1*     Opinion and Consent of Andrew L. Jones, Esq.
10.1**   Joint Venture Agreement for the Formation of Coconut Grove
         Group, Ltd. dated July 30, 2001
23.1     Consent of Baumann, Raymondo & Company, PA, dated September 24, 2001.
23.2*    Consent of Andrew L. Jones, Esq. (included in Exhibit 5.1 herein)
-----------------
* Incorporated by reference to registration statement on Form SB-2 (No. 333-65318) filed July 18, 2001.

** Incorporated by reference to registration statement on Form SB-2 Amendment No. 1 (No. 333-65318) filed on August 7, 2001.


ITEM 28.  UNDERTAKINGS.

The undersigned Registrant hereby undertakes as follows:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

   (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

   (ii) Reflect in the prospectus any facts or events arising after the effective date of which, individually or together, represent a fundamental change in the information in the registration statement; and

   (iii) Include any additional or changed material information on the plan of distribution.

2. The undersigned Registrant will, for purposes of determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3. The undersigned Registrant will file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4. Insofar as indemnification for liabilities arising under the Securities
   Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described above in Item 24, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction of the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas on this 2nd day of October, 2001.

                              Premier Development & Investment, Inc.



                              By: /s/ Cary Grider
                              -------------------------------------
                              Cary Grider
                              President, Chief Executive Officer and Chairman


     In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Signature                     Title                            Date
/s/ Cary Grider               President, Chief Executive
----------------------        Officer and Chairman             October 2, 2001
Cary Grider

/s/ Victoria Carlton
----------------------
Victoria Carlton              Director, Secretary,
                              and Treasurer                    October 2, 2001

/s/ Eric R. Boyer             Director                         October 2, 2001
----------------------